Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 29th day of September, 2016 (the “Effective Date”), by and among; Senior Care Resources, Inc., a Texas corporation and SCC Partners, Inc., a Texas corporation, (each an “Operator” and collectively, the “Operators”); Royse City NH Realty, Ltd., a Texas limited partnership, BP NH Realty, Ltd., a Texas limited partnership, Decatur NH Realty, Ltd., a Texas limited partnership, Lakeside NH Realty, Ltd., a Texas limited partnership, (the “Fee Owners”) (the Operators and the Fee Owners are collectively referred to herein as the “Seller”), and CTR Partnership, L.P., a Delaware limited partnership, or its permitted assignee(s) (collectively the “Buyer”), on the terms and conditions set forth herein.

PURCHASE AND SALE

1. Seller will sell, assign, transfer, convey and deliver to Buyer and Buyer will purchase from Seller its interest in the following, free and clear of liens and encumbrances, other than the Permitted Exceptions, which are hereinafter referred to individually as the “Property” and collectively as the “Properties”:

1.1 The improvements located on each of the four (4) Properties, which consist of three (3) individual skilled nursing facilities and one (1) facility housing both a skilled nursing facility and an assisted living facility, as more particularly described in Schedule 1.1 attached hereto (each of the four (4) facilities is referred to herein individually as a “Facility” and collectively as the “Facilities”), and all right, title and interest of Seller in and to the items described in 1.2 through 1.8 below (the Facilities are listed on Schedule 1.1 and said schedule designates the specific Fee Owner and Operator associated with the respective Facility);

1.2 All of the real estate on which the Facilities are situated, together with all rights, interests, benefits, tenements, easements, appurtenances, privileges, rights of way, and other rights incident thereto, all buildings and improvements and any parking lots adjacent to the Facilities located thereon, and all right, title and interest of Seller in and to all strips and gores of land lying in the bed of any street, right of way, road or alley adjoining such land, which is described in Exhibit A attached hereto and made a part hereof by this reference (collectively, the “Real Property”);

1.3 All of the tangible personal property, inventory, equipment, machinery, supplies including drugs and other supplies, spare parts, furniture, furnishings, contracts, including but not limited to managed care provider contracts, supply contracts, contract rights, computer hardware, computer software licenses owned by the Seller, intellectual property, including but not limited to (i) patents, trade secrets, trademarks, trade names, and services marks, and all rights and title to the names under which the Facilities are owned and operated, (ii) mailing lists, customer lists, vendor lists, warranties, guarantees, indemnities, (iii) copies of any books and records (including without limitation all past (to the extent required to be kept on-premises by law) and present patient records and current employee files) and surveys, engineering reports and other technical information in their possession or control (provided that Seller may retain copies of same, and will have reasonable access to such books and records after the Closing as required for paying taxes and responding to legal inquiry), (iv) all vehicles currently used at or in connection with the operation of the Facilities (the “Vehicles”), which shall be transferred to Buyer’s designee(s) free and clear by delivery of signed titles and keys at Closing, and (v) any and all such items used in the ownership use, leasing, service, management or operation of the Facilities (collectively, the “Personal Property”);

1.4 All transferable licenses, permits, certifications, approvals or authorizations in good standing, as appropriate, with the State of Texas, or similar documents, held by or for the Seller, and all other assets whether tangible or intangible;

1.5 All service marks, trade names or other names commonly used to identify the Facilities. The intent of the parties is to transfer to Buyer only such names, marks and other identifiers associated with the Facilities themselves and not with Seller or any affiliate of Seller, so as to avoid any interference with the unrelated business activities of Seller; and

1.6 All websites, telephone and facsimile numbers used in connection with the operation of the Facilities, and to the extent not described above, all goodwill of Seller associated with the Facilities (the items described in clauses 1.5 and 1.6 are collectively referred to as “Intangibles”).

1.7 All of Seller’s, the lessor’s, landlord’s, or real property owner’s interest in all of the leases, subleases, franchises, licenses, occupancy agreements or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to, the Real Property, including those which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement, all of which are identified in Schedule 8.5 (collectively, the “Leases”); all rents prepaid for any period subsequent to the Closing Date; and all deposits (collectively, the “Deposits”) required under or with respect to the Leases, whether in cash, by way of letter of credit or otherwise and whether held as security for the performance of the obligations of a tenant or tenants under the Leases (collectively, the “Tenants”).

EXCLUDED ASSETS

2. The following will be excluded from the definition of Property sold by Seller to Buyer hereunder (the “Excluded Assets”):

2.1 Seller’s cash and accounts receivable, and any other assets listed on Schedule 2.

2.2 The Transferable Medicaid Beds (as defined in Exhibit G) pursuant to the Permitted Bed Transfer; provided, however, that the Transferable Medicaid Beds may only be transferred by Seller (prior to Closing) or Buyer (following the Closing) in connection with the Permitted Bed Transfer (as defined in Exhibit G) and the applicable terms and conditions of Exhibit G applicable thereto. Any transfer by Seller of the Transferable Medicaid Beds, or any other beds at any of the Facilities, other than the Permitted Bed Transfer shall be a default by Seller under this Agreement. This Section 2.2 shall expressly survive Closing.

PURCHASE PRICE; DEPOSITS

3. The following will apply with respect to the Purchase Price of the Property:

3.1 The total purchase price (the “Purchase Price”) payable by Buyer to Seller for the Facilities is Ninety-Five Million Dollars ($95,000,000.00).

3.2 Earnest Deposit.

(a) On the Effective Date, Buyer will deposit the sum One Million Dollars ($1,000,000.00) as an earnest money deposit (the “Deposit”) in the form of a cashiers’ or certified check or the wire transfer of the Deposit with Key Title Group at 900 S. Capital of Texas Highway, Suite 100 Austin, Texas 78746, Attention: Debbie Johnson (“Title Company” or “Escrow Agent,” as applicable) into an interest-bearing account for the benefit of the Party entitled to the Deposit. Interest earned on the Deposit will be paid to the party entitled to such amount as provided in this Agreement.

(b) Escrow Agent shall invest the Deposit in government insured interest-bearing accounts satisfactory to Buyer, shall not commingle the Deposit with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal.

3.3 The Deposit is fully refundable to Buyer until Buyer waives its contingencies at the expiration of the Due Diligence Period (defined below) after which point, the Deposit is non-refundable to Buyer except as otherwise expressly provided in this Agreement.

3.4 At Closing, the entire Deposit will be credited against the Purchase Price and Buyer will deposit the balance of the Purchase Price in cash.

3.5 Buyer will not assume nor will pay, and Seller will continue to be responsible for, any and all debts, obligations and liabilities of any kind or nature, fixed or contingent, known or unknown, of Seller not expressly assumed by Buyer in this Agreement. Specifically, without limiting the foregoing, Buyer will not assume any obligation, liability, cost, expense, claim, action, suit or proceeding pending as of the Closing, nor will Buyer assume or be responsible for any subsequent claim, action, suit or proceeding arising out of or relating to any such other event occurring, with respect to the manner in which Seller conducted its business at the Facilities, on or prior to the date of the Closing Date. In addition, Buyer will not assume successor liability obligations to Medicare, Medicaid, HMO or any other third party payor programs or be responsible for recoupments, fines, or penalties required to be paid to such parties as a result of the operation of the Facilities prior to the Closing Date by Seller or any manager of the Facilities on behalf of Seller.

3.6 Seller and Buyer agree that the Purchase Price shall be allocated for U.S. federal income tax purposes as set forth in Schedule 3.6 to be completed by the parties within the Due Diligence Period. Seller and Buyer agree to use the allocations in Schedule 3.6 to complete Form 8594 Asset Acquisition Statement to be filed with the Internal Revenue Service subsequent to the Closing Date.

3.7 Promptly following the delivery of the Deposit to the Title Company by Buyer, the Escrow Agent shall disburse to Seller $100.00 from the Deposit as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances, and, if Closing occurs, shall be applied against the Purchase Price.

CLOSING

4. The closing of the purchase and sale transactions pursuant to this Agreement (“Closing”) shall commence at 10:00 a.m. Central time on November 30, 2016 at the offices of the Escrow Agent, and the transfer shall be effective for operational and proration purposes, and closing and transfer of possession shall be deemed for all purposes hereunder to have occurred, at 12:00 midnight on the morning of December 1, 2016 (the “Closing Date”). The Closing will take place through Seller’s delivery of one or more special warranty deeds, the parties’ execution of the Closing documents, and Buyer’s delivery of cash or immediately available funds through an escrow agreement (the “Escrow”) to be established with the Title Company pursuant to form escrow instructions which will be modified to be consistent with the terms and provisions of this Agreement, and which will be mutually agreed upon by the parties hereto. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

CONVEYANCE

5. Title to the Facilities will be conveyed from Seller to Buyer or its assigns consisting of four (4) to-be formed special purpose entities and title will be conveyed by four (4) separate special warranty deeds and four (4) separate general assignments, one (1) for each of four (4) facilities listed in Schedule 1.1. in a form agreed to by the parties prior to the end of the Due Diligence Period, as defined herein. The Facilities known as The Residences at Senior Care and Senior Care Health and Rehabilitation Center – Bridgeport will be conveyed in as single instrument. Fee simple indefeasible title to the Real Property, and marketable title to the Personal Property, will be conveyed from Seller to Buyer or Buyer’s assignee, free and clear of all liens, charges, easements and encumbrances of any kind, other than:

5.1 all matters reflected in the Title Commitments and Surveys (as those terms are defined in Article 15 below) excluding all Monetary Liens, and excluding all matters set forth in Buyer’s Title Notice and Buyer’s Second Title Notice that have been approved by Buyer during the Due Diligence Period; and

5.2 Subject to normal prorations therefor at Closing as provided in Section 7.1, liens for real estate taxes or assessments not yet due and payable; and

5.3 standard easements approved by Buyer; and

5.4 Liens or encumbrances caused by the actions of Buyer but not those caused by the actions of Seller.

5.5 The items described in this Section 5 are sometimes collectively referred to as the “Permitted Exceptions.”

BUYER’S DUE DILIGENCE

6. Buyer’s Due Diligence

6.1 During the period commencing on the Effective Date and ending at 5:00 p.m. (Central Time) on November 15, 2016 (the “Due Diligence Period”), subject to the provisions of Section 6.2 herein, and upon at least forty-eight (48) hours’ notice delivered to Don Miller, Seller will permit the officers, employees, directors, agents, consultants, attorneys, accountants, lenders, appraisers, architects and engineers designated by Buyer and representatives of Buyer (collectively, the “Buyer’s Consultants”) access to, and entry upon the Real Property and the Facilities, so long as Buyer’s Consultants are accompanied by Seller or its agents, to perform its normal and customary due diligence. Due diligence, whether at the Facilities or otherwise, shall include, without limitation, the following:

(a) Review of the Leases, contracts (“Contracts”) and agreements to which the Facilities (or the Seller, on behalf of the Facilities) are a party or which are related to the ownership or operation of the Facilities as set forth on Schedule 6.1(a) attached hereto;

(b) Environmental investigations (including a Phase 1 Environmental Audit);

(c) Inspection of the physical structure of the Facilities;

(d) Review of current Title Commitments, as defined in Section 16.1 herein, and underlying documents referenced therein;

(e) Review of land title Surveys that Seller currently has in its possession, as defined in Section 16 herein, for the Facilities;

(f) Inspection of the books and records of the Facilities and that portion of the Seller’s books and records which pertain to the Facilities;

(g) Review of the Due Diligence Items, as described in Schedule 6.1(g) attached hereto;

(h) Such other inspections or investigations as Buyer may reasonably require relating to the ownership, operation or maintenance of the Facilities;

(i) Resident files, agreements, and any other documentation regarding the residents of the Facilities, which review will in all events be subject to all applicable laws, rules and regulations concerning the review of medical records and other types of patient records; and

(j) Files maintained by the State of Texas or its subdivisions and/or the U.S. Department of Health and Human Services, or other governmental agencies relating to the Facilities and the operation thereof (collectively, the “Governmental Authorities”).

6.2 Notwithstanding the foregoing provisions of this Subsection, Seller shall deliver all Due Diligence Items listed in Schedule 6.1(g) within ten (10) business days of the Effective Date (the “Production Period”), as specified in Schedule 6.1(g). In the event Seller fails to deliver all Due Diligence Items listed in Schedule 6.1(g) within ten (10) business days of the Effective Date, then the Due Diligence Period will be deemed extended on a day-to-day basis until Seller completes such delivery of the Due Diligence Items to Buyer.

6.3 Promptly upon request by Seller, at the conclusion of the Production Period, Buyer shall acknowledge and affirm that, to its knowledge, it has received all Due Diligence Items listed on Schedule 6.1(g) or provide Seller with written notice delivered by Buyer to Seller at the address set forth in Section 18 herein of any such Due Diligence Items Buyer has yet to receive (“Additional Due Diligence Notice”). Should Seller reasonably disagree with Buyer as to whether additional Due Diligence items are due, Seller shall have the right to terminate this Agreement by providing notice to Buyer (the “Diligence Disagreement Notice”) within one (1) business day after receipt of the Additional Due Diligence Notice; provided, however, that, notwithstanding the foregoing, for a period of three (3) business days following delivery to Buyer of the Diligence Disagreement Notice, Buyer may deliver written notice to Seller that Buyer has revoked its Additional Due Diligence Notice, in which event the Diligence Disagreement Notice shall be deemed cancelled and this Agreement shall not be terminated. Following delivery of the Diligence Disagreement Notice, and provided Buyer does not timely deliver a revocation thereof pursuant to this Section 6.3, the Deposit shall be returned to Buyer in accordance with this Agreement and this Agreement shall be deemed terminated. Notwithstanding the foregoing provisions of this Subsection, in the event Seller fails to deliver all Due Diligence Items listed in Schedule 6.1(g), then the Due Diligence Period will be deemed extended for a period equal to the number of business days from Seller’s receipt of the Additional Due Diligence Notice from Buyer until Seller completes delivery of such identified Due Diligence Items to Buyer.

6.4 Reviews, inspections and investigations at the Facilities will be conducted by Buyer in such manner so as not to disrupt the operation of the Facilities. Furthermore, Buyer will not inform anyone, including any employee, agent or resident of the Facilities, of Buyer’s purpose in visiting the Facilities.

6.5 Buyer may, at its sole cost, obtain third party engineering and physical condition reports and Phase I Environmental Audits covering the Facilities certified to Buyer prepared by an engineering and/or environmental consultants (“Consultants”) acceptable to Buyer; provided, no inspection by Buyer’s Consultants will involve the taking of samples or other physically invasive procedures (such as a Phase II environmental audit) without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Agreement, Buyer will indemnify, defend (with counsel acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities, including, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Buyer’s exercise of its right of inspection as provided for in this Section 6; provided, however, such indemnification will not extend to any pre-existing conditions existing or discovered by Buyer as a result of said activities and/or the acts or omissions of Seller or any third party, except for the acts or omissions of Buyer’s Consultants. The indemnification obligation of Buyer under this Section 6 will survive the Closing or earlier termination of this Agreement for a period of twelve (12) months. Following any audit or inspection as provided for herein, Buyer will return the Real Property and the Facilities to the condition in which they existed immediately prior to such audit or inspection.

6.6 If the results of the foregoing inspections and audits are acceptable to Buyer in its sole and absolute discretion, Buyer may, upon written notice to Seller given on or before

5:00 p.m. (Central Time) on the last day of the Due Diligence Period approve all of such matters described in this Section 6. Failure by Buyer to deliver such notice of approval in a timely manner will be deemed to constitute Buyer’s disapproval of the matters described in this Section 6 and termination of this Agreement as to the Facilities, and in such event, neither party will have any further rights and obligations under this Agreement, except for obligations which expressly survive the termination of this Agreement. If this Agreement is terminated prior to the expiration of the Due Diligence Period, (a) Buyer will promptly return all copies of Seller’s documents (other than copies retained for the purpose of complying with audit or compliance procedures) and deliver to Seller any reports obtained by Buyer that relate to the Facilities or the Real Property (excluding any proprietary materials and materials subject to the attorney-client and/or work product privilege), and (b) Escrow Agent will promptly return (i) to Buyer the refundable portion of the Deposit and all interest accrued thereon, and (ii) to Seller and Buyer, all documents deposited by them respectively, which are then held by Escrow Agent.

6.7 Seller hereby covenants and agrees that, prior to the Closing, Seller shall (at its sole cost and expense) cause to be completed all material capital improvements and material Facilities renovations, subject to a cap of Twelve Thousand Five Hundred Dollars ($12,500.00) per Facility, identified in writing by Buyer and delivered to Seller on or before the expiration of the Due Diligence Period. The Parties agree that the term “material” means any repair related item that affects licensure of a Facility.

PRORATIONS; CLOSING COSTS; POSSESSION; POST CLOSING ASSISTANCE

7. Prorations and Closing Costs; Possession; Post Closing Assistance

7.1 Real and personal property taxes and assessments related to the Real Property comprising the Facilities which are accrued but not yet due and payable for the year of Closing (payable in the year following Closing) will be prorated as of and will be settled on the Closing Date. Said prorations will be made with reference to the most recent available tax information and will be re-prorated by the parties when actual tax bills for the year of Closing are available.

7.2 Charges and amounts due from Seller under Leases and Contracts relating to the Facilities which are assumed by Buyer pursuant to Section 8.5 herein will be prorated by the parties as of the Closing Date based upon each party’s period of ownership of the Facilities.

7.3 If applicable, Seller will pay any state, county and local transfer taxes arising out of the transfer of the Real Property. Buyer will pay any state, county and local transfer taxes arising out of any transfer of any Vehicle.

7.4 Seller will pay the cost of the base premium for a single standard owner’s title insurance policy, as described in this Agreement covering the Properties (excluding any survey exception or deletion of coverage). Buyer will pay any additional base premium should Buyer require or request multiple policies. Buyer will pay the cost of the loan policy for Buyer’s lender, any title endorsements and/or deletions requested by Buyer and its lender and the cost of updating or obtaining new Surveys desired by Buyer or required by Buyer’s lender. Seller and Buyer will share any fees of Escrow Agent on a 50%-50% basis. All other costs associated with title and survey matters will be paid in accordance with Texas (and local) custom and practice.

7.5 Buyer and Seller will each pay their own attorney’s fees. Buyer will pay for all costs of review of the Due Diligence Items and its additional due diligence inspection costs pursuant to Section 6 herein, including, without limitation, the cost of any environmental reports.

7.6 On the Closing Date, Seller will deliver to Buyer (or Buyer’s designee(s)) possession of the Property in substantially the same condition as at the date of this Agreement, ordinary wear and tear excluded, at which time Seller will deliver to Buyer all relevant records (subject to applicable laws and regulations governing the transfer of such records) used or developed in connection with the business conducted at the Facilities except for Excluded Assets, and books and records at the Facilities.

7.7 In the event any prorations made pursuant hereto will prove incorrect for any reason whatsoever, or in the event the prorations set forth in Sections 7.1 and 7.2 above are estimated on the most currently available (rather than based on the actual final) bills, either party will be entitled to a reconciliation and adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date. The provisions of this Section will survive the Closing.

REPRESENTATIONS AND WARRANTIES OF SELLER

8. Operators (hereinafter sometimes referred to collectively as “OpCo Seller”) and Fee Owners (hereinafter sometimes referred to collectively as “PropCo Seller”), as applicable, hereby represent and warrant to Buyer that:

8.1 Legality.

(a) Organization, Powers, Etc.

(a) OpCo Seller hereby warrants and represents that Operators are corporations duly organized, validly existing and in good standing under the laws of the State of Texas. Each has full power, authority and legal right (i) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document, as defined herein, to which it is a party, (ii) to transfer good, indefeasible title to the Personal Property to Buyer free and clear of all liens, claims and encumbrances except for Permitted Exceptions (as defined in Section 5 hereof), and (iii) to carry out the transactions contemplated hereby and by such other instruments to be carried out by such party.

(b) PropCo Seller hereby warrants and represents that Fee Owners are limited partnerships duly organized, validly existing and in good standing under the laws of the State of Texas. Each has full power, authority and legal right (i) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document, as defined herein, to which it is a party, (ii) to transfer good, indefeasible title to the Real Property to Buyer free and clear of all liens, claims and encumbrances except for Permitted Exceptions (as defined in Section 5 hereof), and (iii) to carry out the transactions contemplated hereby and by such other instruments to be carried out by such party.

(b) Due Authorization, Etc.

(a) PropCo Seller hereby warrants and represents that this Agreement and the Closing Documents (as defined herein) (collectively the “Transaction Documents”) have been, and each instrument provided for herein or therein to which each PropCo Seller is a party will be, when executed and delivered as contemplated hereby authorized, executed and delivered by the applicable PropCo Seller and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of the applicable PropCo Seller and enforceable in accordance with its terms.

(b) OpCo Seller hereby warrants and represents that the Transaction Documents have been, and each instrument provided for herein or therein to which each respective OpCo Seller is a party will be, when executed and delivered as contemplated hereby authorized, executed and delivered by the applicable OpCo Seller and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of the applicable OpCo Seller and enforceable in accordance with its terms.

(c) Governmental Approvals.

(a) PropCo Seller hereby warrants and represents that no consent, approval or other authorization (other than partnership or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which each applicable PropCo Seller is a party or for the validity or enforceability thereof against such party other than the recording or filing for recordation of the Texas Special Warranty Deeds (collectively, the “Deeds”) which recordings will be accomplished at Closing.

(b) OpCo Seller hereby warrants and represents that no consent, approval or other authorization (other than partnership or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which each applicable OpCo Seller is a party or for the validity or enforceability thereof against such party other than the recording or filing for recordation of the Deeds which recordings will be accomplished at Closing.

(d) Other Rights.

(a) PropCo Seller warrants and represents that no right of first refusal, option or preferential purchase or other similar rights are held by any person with respect to any portion of the Real Property.

(b) OpCo Seller warrants and represents that no right of first refusal, option or preferential purchase or other similar rights are held by any person with respect to any portion of the Personal Property.

(e) No Litigation; No Claims.

(a) PropCo Seller warrants and represents that except as set forth on Schedule 8.1(e) attached hereto, neither PropCo Seller, nor its registered agent for service of process, have been served with summons with respect to any actions or proceedings pending or, to PropCo Seller’s actual knowledge, no such actions or proceedings are threatened, against PropCo Seller or the Real Property before or by any court, arbitrator, administrative agency or other governmental authority, which (A) individually or in the aggregate, are expected, in the reasonable judgment of PropCo Seller, to materially and adversely affect PropCo Seller’s ability to carry out any of the transactions contemplated by any of the Transaction Documents, (B) otherwise involve any portion of the Real Property, or (C) has any effect on the continuing operation of the Facilities. Schedule 8.1(e) is a complete and accurate list and description of all claims, actions, suits, proceedings and investigations currently pending or, to PropCo Seller’s knowledge, threatened against or affecting the Facilities or the Real Property, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality.

(b) PropCo Seller warrants and represents that it has not received notice from any individual, entity or federal, state, local governmental agency or official notifying it that any of the Facilities is in violation of, or in noncompliance with, the Americans with Disabilities Act (the “ADA”). PropCo Seller has not received any notice of a claim or potential claim under the Civil Rights Act of 1991 for any violation of the ADA.

(c) PropCo Seller warrants and represents that it is not currently in default under any debt instrument or other financial obligation related to any of the Facilities, nor does there exist any fact or circumstance which with the passage of time or the giving of notice would give rise to such a default.

(d) OpCo Seller warrants and represents that except as set forth on Schedule 8.1(e) attached hereto, neither OpCo Seller, nor its registered agent for service of process, have been served with summons with respect to any actions or proceedings pending or, to OpCo Seller’s actual knowledge, no such actions or proceedings are threatened, against OpCo Seller or the Property before or by any court, arbitrator, administrative agency or other governmental authority, which (A) individually or in the aggregate, are expected, in the reasonable judgment of OpCo Seller, to materially and adversely affect OpCo Seller’s ability to carry out any of the transactions contemplated by any of the Transaction Documents, (B) otherwise involve any portion of the Property, or (C) has any effect on the continuing operation of the Facilities. Schedule 8.1(e) is a complete and accurate list and description of all claims, actions, suits, proceedings and investigations currently pending or, to OpCo Seller’s knowledge, threatened against or affecting the Facilities or the Property, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality.

(e) OpCo Seller warrants and represents that it has not received notice from any individual, entity or federal, state, local governmental agency or official notifying it that any of the Facilities is in violation of, or in noncompliance with, the Americans with Disabilities Act (the “ADA”). OpCo Seller has not received any notice of a claim or potential claim under the Civil Rights Act of 1991 for any violation of the ADA.

(f) OpCo Seller warrants and represents that it is not currently in default under any debt instrument or other financial obligation related to any of the Facilities, nor does there exist any fact or circumstance which with the passage of time or the giving of notice would give rise to such a default.

(f) No Conflicts.

(a) PropCo Seller warrants and represents that neither the execution and delivery of the Transaction Documents to which PropCo Seller is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (i) a breach or violation of (A) any material law or governmental rule or regulation applicable to Seller now in effect, (B) any provision of any of PropCo Seller’s organizational documents, (C) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon PropCo Seller, or (D) any material agreement or instrument to which PropCo Seller is a party or by which PropCo Seller or its respective properties are bound; or (ii) the creation of any lien, claim or encumbrance upon any properties or assets of PropCo Seller.

(b) OpCo Seller warrants and represents that neither the execution and delivery of the Transaction Documents to which OpCo Seller is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (i) a breach or violation of (A) any material law or governmental rule or regulation applicable to Seller now in effect, (B) any provision of any of OpCo Seller’s organizational documents, (C) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon OpCo Seller, or (D) any material agreement or instrument to which OpCo Seller is a party or by which OpCo Seller or its respective properties are bound; or (ii) the creation of any lien, claim or encumbrance upon any properties or assets of OpCo Seller.

(g) Future Improvements.

(a) PropCo Seller warrants and represents that to PropCo Seller’s knowledge, PropCo Seller has no obligation to any Tenant, governmental or quasi-governmental entities or any other person or entity which commitment relates to the Real Property and would survive Closing and be a binding obligation of the Buyer thereafter, in each case to pay or contribute property or money or to construct, install or maintain any improvements on or off the Real Property (except as may be disclosed in (1) a document of public record or (2) the information provided by PropCo Seller to Buyer prior to the expiration of the Due Diligence).

(b) OpCo Seller warrants and represents that to OpCo Seller’s knowledge, OpCo Seller has no obligation to any Tenant, governmental or quasi-governmental entities or any other person or entity which commitment relates to the Property and would survive Closing and be a binding obligation of the Buyer thereafter, in each case to pay or contribute property or money or to construct, install or maintain any improvements on or off the Property (except as may be disclosed in (1) a document of public record or (2) the information provided by OpCo Seller to Buyer prior to the expiration of the Due Diligence).

(h) Payment of Bills.

(a) PropCo Seller warrants and represents that all bills and other payments due with respect to the ownership, operation, leasing, and maintenance of the Real Property have been paid or settled or will be paid or settled in the ordinary course of business.

(b) OpCo Seller warrants and represents that all bills and other payments due with respect to the ownership, operation, leasing, and maintenance of the Personal Property have been paid or settled or will be paid or settled in the ordinary course of business.

(i) Mold.

(a) PropCo Seller has no knowledge of any fact or condition existing regarding the presence of, testing for, or remediation of, mildew, mold or mold spores on the Real Property.

(b) OpCo Seller has no knowledge of any fact or condition existing regarding the presence of, testing for, or remediation of, mildew, mold or mold spores on the Property.

(j) Governmental Approvals.

(a) To PropCo Seller’s knowledge, the Real Property is now in full compliance with all applicable laws. To PropCo Seller’s knowledge, there are no petitions, actions, hearings, planned or contemplated, relating to or affecting the zoning or use of the Facilities or any contiguous property. To PropCo Seller’s knowledge, no license, permit or authorization beyond those currently held by PropCo Seller is necessary to own and operate the Real Property in accordance with its current operations.

(b) To OpCo Seller’s knowledge, the Property is now in full compliance with all applicable laws. To OpCo Seller’s knowledge, there are no petitions, actions, hearings, planned or contemplated, relating to or affecting the zoning or use of the Facilities or any contiguous property. To OpCo Seller’s knowledge, no license, permit or authorization beyond those currently held by OpCo Seller is necessary to own and operate the Property in accordance with its current operations.

(k) Prohibited Persons and Transactions.

(a) PropCo Seller warrants and represents that it is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any

statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(b) OpCo Seller warrants and represents that it is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(c) Seller agrees that Buyer has the right to inspect the Property and to investigate, test and review the information provided in accordance with this Agreement. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any such inspections, tests or investigations made by Buyer or its agents or employees except to the extent Buyer has actual knowledge of a breach of a representation and warranty of the applicable Seller as a result of said inspections, tests or investigations and fails to disclose same to Seller prior to Closing.

If any of PropCo Seller’s representations and warranties set forth in this Section 8.1 are untrue in any material respect, then PropCo Seller shall give Buyer prompt written notice thereof, and Buyer shall have the right to terminate this Agreement and recover the applicable portion of the Deposit by delivering notice to PropCo Seller at any time at or before the Closing.

If any of OpCo Seller’s representations and warranties set forth in this Section 8.1 are untrue in any material respect, then OpCo Seller shall give Buyer prompt written notice thereof, and Buyer shall have the right to terminate this Agreement and recover the applicable portion of the Deposit by delivering notice to OpCo Seller at any time at or before the Closing.

8.2 Property.

(a) As of the Closing Date, except as set forth on Schedule 8.2, PropCo Seller has no actual knowledge of and has not received any notice of any claim, violation, requirement or demand from any licensing, certifying, or governmental agency supervising or having authority over the Facilities, or the Real Property.

(b) As of the Closing Date, except as set forth on Schedule 8.2, OpCo Seller has no actual knowledge of and has not received any notice of any claim, violation, requirement or demand from any licensing, certifying, or governmental agency supervising or having authority over the Facilities, or the Property.

8.3 Condemnation.

(a) PropCo Seller represents and warrants that there is no pending or, to the actual knowledge of PropCo Seller, threatened condemnation or similar proceeding or assessment affecting the Real Property, nor, to the actual knowledge of PropCo Seller, is any such proceeding or assessment contemplated by any governmental authority.

(b) OpCo Seller represents and warrants that there is no pending or, to the actual knowledge of OpCo Seller, threatened condemnation or similar proceeding or assessment affecting the Property, nor, to the actual knowledge of OpCo Seller, is any such proceeding or assessment contemplated by any governmental authority.

8.4 Hazardous Substances.

(a) PropCo Seller represents and warrants that except as disclosed on Schedule 8.4 (and as disclosed to Buyer during the Due Diligence Period), and to PropCo Seller’s actual knowledge, there has been no past or present production, storage, manufacture, voluntary or involuntary transmission, use, generation, treatment, handling, transport, release, dumping, discharge, spillage, leakage or disposal at, on, in, under or about the Real Property of any Hazardous Substances by Seller, or any affiliate or agent thereof, except in strict compliance with all applicable Laws nor, to PropCo Seller’s knowledge, have any Hazardous Substances migrated from the Real Property. PropCo Seller has not received notice that it has not been in compliance with all applicable Environmental Laws. Except as disclosed on Schedule 8.4, to PropCo Seller’s actual knowledge there are no Hazardous Substances at, on, in, under or about the Real Property in violation of any Law, and to PropCo Seller’s actual knowledge, there is no proceeding or inquiry by any federal, state or local governmental agency with respect thereto.

(b) Except as disclosed on Schedule 8.4 (and as disclosed to Buyer during the Due Diligence Period), and to OpCo Seller’s actual knowledge, there has been no past or present production, storage, manufacture, voluntary or involuntary transmission, use, generation, treatment, handling, transport, release, dumping, discharge, spillage, leakage or disposal at, on, in, under or about the Property of any Hazardous Substances by Seller, or any affiliate or agent thereof, except in strict compliance with all applicable Laws nor, to OpCo Seller’s knowledge, have any Hazardous Substances migrated from the Property. OpCo Seller has not received notice that it has not been in compliance with all applicable Environmental Laws. Except as disclosed on Schedule 8.4, to OpCo Seller’s actual knowledge there are no Hazardous Substances at, on, in, under or about the Property in violation of any Law, and to OpCo Seller’s actual knowledge, there is no proceeding or inquiry by any federal, state or local governmental agency with respect thereto.

(c) For purposes of this Agreement, “Hazardous Substances” means any hazardous or toxic substances, materials or wastes, including, without limitation, those substances, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.1 01) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto) or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law (collectively, “Environmental Laws”), including, without limitation, any material, waste or substance which is (i) a hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. §6901 et seq.); (ii) a pollutant or contaminant or hazardous substance as defined in the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.); (iii) a hazardous substance pursuant to §311 of the Clean Water Act (33 U.S.C. §1251, et seq., 33 U.S.C. §1321) or otherwise listed pursuant to §307 of the Clean Water Act (33 U.S.C. §1317); (iv) a hazardous waste pursuant to §1004 of the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); (v) polychlorinated biphenyls (PCBs) as defined in the Federal Toxic Substance Control Act, as amended (15 U.S.C. §2501 et seq.); (vi) hydrocarbons, petroleum and petroleum products; (vii) asbestos; (viii) formaldehyde or medical or biohazardous waste; (ix) radioactive substances; (x) flammables and explosives; (xi) any state statutory counterparts to those federal statutes listed herein; or (vii) any other substance, waste or material which could presently or at any time in the future require remediation at the behest of any governmental agency. Any reference in this definition to Laws will include all rules and regulations which have been promulgated with respect to such Laws.

(d) To PropCo Seller’s actual knowledge, Prop Co Seller does not have and was not required to obtain any permits, licenses, approvals and/or registrations under Environmental Laws in connection with the development and/or operation of the Facilities.

(e) To OpCo Seller’s actual knowledge, OpCo Seller does not have and was not required to obtain any permits, licenses, approvals and/or registrations under Environmental Laws in connection with the development and/or operation of the Facilities.

(f) To PropCo Seller’s actual knowledge, no underground storage tanks for petroleum or any other substance, or underground piping or conduits associated with such tanks, are or have previously been located on the Real Property.

(g) To OpCo Seller’s actual knowledge, no underground storage tanks for petroleum or any other substance, or underground piping or conduits associated with such tanks, are or have previously been located on the Property.

(h) PropCo Seller represents and warrants that no Hazardous Substances, including, without limitation, asbestos-containing materials or PCB-containing materials, are installed, contained in building material, contained in transformers or other electrical equipment, or are otherwise present on the Real Property nor any other Real Property occupied by PropCo Seller (other than those stored or utilized on the Real Property by PropCo Seller in the conduct of the Facilities which storage and usage has been and is in conformity with Environmental Laws).

(i) OpCo Seller represents and warrants that no Hazardous Substances, including, without limitation, asbestos-containing materials or PCB-containing materials, are installed, contained in building material, contained in transformers or other electrical equipment, or are otherwise present on the Property nor any other Property occupied by OpCo Seller (other than those stored or utilized on the Property by OpCo Seller in the conduct of the Facilities which storage and usage has been and is in conformity with Environmental Laws).

(j) To PropCo Seller’s actual knowledge, there are no plans or documents, whether or not government approved, including, but not limited to, contingency plans, closure and post-closure plans or consent decrees or settlement agreements that impose environmental obligations on PropCo Seller or against the Real Property. To PropCo Seller’s actual knowledge, there are no requirements, whether by regulation, agreement or otherwise, imposing financial obligations on PropCo Seller or on the Real Property with respect to environmental conditions or activities which exist, have existed, are occurring or have occurred on the Real Property or in connection with or resulting from the conduct of the Facilities by PropCo Seller or other activities of PropCo Seller.

(k) To OpCo Seller’s actual knowledge, there are no plans or documents, whether or not government approved, including, but not limited to, contingency plans, closure and post-closure plans or consent decrees or settlement agreements that impose environmental obligations on OpCo Seller or against the Property. To OpCo Seller’s actual knowledge, there are no requirements, whether by regulation, agreement or otherwise, imposing financial obligations on OpCo Seller or on the Property with respect to environmental conditions or activities which exist, have existed, are occurring or have occurred on the Property or in connection with or resulting from the conduct of the Facilities by OpCo Seller or other activities of OpCo Seller.

(l) To the extent in PropCo Seller’s possession or control, PropCo Seller has provided Buyer with all environmental studies and reports (all of which are identified on Schedule 8.4) by whomsoever conducted, all environmental records of PropCo Seller, and all documents of PropCo Seller concerning environmental conditions of the Real Property or other Real Property occupied by PropCo Seller, or which identify underground tanks, or otherwise relate to actual or potential contamination of the soil or groundwater.

(m) To the extent in OpCo Seller’s possession or control, OpCo Seller has provided Buyer with all environmental studies and reports (all of which are identified on Schedule 8.4) by whomsoever conducted, all environmental records of OpCo Seller, and all documents of OpCo Seller concerning environmental conditions of the Property or other Property occupied by OpCo Seller, or which identify underground tanks, or otherwise relate to actual or potential contamination of the soil or groundwater.

8.5 Leases and Contracts. Schedule 8.5 is a list of all Leases and Contracts relating to the Facilities to which Seller is a party or by which Seller may be bound.

(a) PropCo Seller will make available to Buyer true, complete and accurate copies of all Leases and Contracts including, without limitation, any modifications thereto of any Real Property leased by any of the Facilities. To the best of PropCo Seller’s knowledge, all of the Leases and Contracts are in full force and effect without claim of material default thereunder. With the exception of the REP energy contracts entered into by OpCo Seller at Royse City Health and Rehabilitation and the Broadmoor Medical Lodge and dated July 1, 2015 which shall each be assumed at Closing by Buyer’s Operator for each such Facility, Leases and Contracts affecting the Real Property will be subject to Buyer’s approval or disapproval by written notice to PropCo Seller on or before the expiration of the Due Diligence Period. In the event (i) Buyer has so disapproved any Leases and/or Contracts on or before the expiration of the Due Diligence Period and (ii) such Leases and/or Contracts are, by their terms, terminable on or before the Closing Date (subject to extension by Buyer in accordance with Section 4 herein), PropCo Seller will terminate such disapproved Leases and/or Contracts effective as of the Closing Date, or if termination as of the Closing is impracticable or unlawful, such other date that is acceptable to Buyer, which post-Closing Date will be disclosed by PropCo Seller to Buyer, in writing, and agreed to by Buyer, in writing, no later than fifteen (15) days prior to the Closing Date.

(b) OpCo Seller will make available to Buyer true, complete and accurate copies of all Leases and Contracts including, without limitation, any modifications thereto of any Personal Property leased by any of the Facilities. To the best of OpCo Seller ‘s knowledge, all of the Leases and Contracts are in full force and effect without claim of material default thereunder. With the exception of the REP energy contracts entered into by OpCo Seller at Royse City Health and Rehabilitation and the Broadmoor Medical Lodge and dated July 1, 2015 which shall each be assumed at Closing by Buyer’s Operator for each such Facility, Leases and Contracts affecting the Personal Property will be subject to Buyer’s approval or disapproval by written notice to OpCo Seller on or before the expiration of the Due Diligence Period. In the event (i) Buyer has so disapproved any Leases and/or Contracts on or before the expiration of the Due Diligence Period and (ii) such Leases and/or Contracts are, by their terms, terminable on or before the Closing Date (subject to extension by Buyer in accordance with Section 4 herein), OpCo Seller will terminate such disapproved Leases and/or Contracts effective as of the Closing Date, or if termination as of the Closing is impracticable or unlawful, such other date that is acceptable to Buyer, which post-Closing Date will be disclosed by OpCo Seller to Buyer, in writing, and agreed to by Buyer, in writing, no later than fifteen (15) days prior to the Closing Date.

8.6 Financial Statements. OpCo Seller represents and warrants that within ten (10) business days of the Effective Date, OpCo Seller will provide to Buyer updated (a) balance sheets of the Operators for the last three (3) fiscal years ending prior to the date of this Agreement (audited if available and unaudited to the extent audited statements are not available) and the unaudited balance sheets for each of the past two (2) fiscal quarters completed prior to the date of this Agreement, and (b) for each Operator and Facility, the detailed line-item statements of income and expense and results of operations by month for calendar year 2015 and 2016 through October (the “Financial Statements”). When delivered to Buyer, these Financial Statements will become Schedule 8.6 of this Agreement for all purposes.

(a) OpCo Seller warrants and represents that the Financial Statements as delivered by OpCo Seller to Buyer as contemplated in this Section 8.6 and taken as a whole (i) fairly present the financial condition and results of operation of the Operators for the periods indicated, (ii) are true, accurate, correct and complete in all material respects, and (iii) except as stated in Schedule 8.6 (or in the notes to the Financial Statements) have been prepared in accordance with the Operators’ tax basis reporting, as consistently applied.

8.7 Taxes.

(a) PropCo Seller represents and warrants that it has filed or will file prior to the Closing all income, excise, entity, franchise, property, sales, payroll, withholding and other tax returns and reports required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid all taxes (including penalties and interest) which have or may become due pursuant to such returns and any assessments which have been received by it or otherwise. All monies required to be withheld by PropCo Seller from employees or other payees, including amounts attributable to tips or gratuities received by employees, or collected from customers or other payees for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, including but not limited to penalties and interest thereon, have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose. No Internal Revenue Service or other tax audit of PropCo Seller is pending or, to PropCo Seller’s knowledge, threatened. No Internal Revenue Service or other tax audit of PropCo Seller has occurred during the last five (5) years. PropCo Seller has not committed a violation of any federal, state, local or foreign tax laws that would have a material adverse effect upon the Real Property or the Facilities.

(b) OpCo Seller represents and warrants that it has filed or will file prior to the Closing all income, excise, entity, franchise, property, sales, payroll, withholding and other tax returns and reports required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid all taxes (including penalties and interest) which have or may become due pursuant to such returns and any assessments which have been received by it or otherwise. All monies required to be withheld by OpCo Seller from employees or other payees, including amounts attributable to tips or gratuities received by employees, or collected from customers or other payees for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, including but not limited to penalties and interest thereon, have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose. No Internal Revenue Service or other tax audit of OpCo Seller is pending or, to OpCo Seller’s knowledge, threatened. No Internal Revenue Service or other tax audit of OpCo Seller has occurred during the last five (5) years. OpCo Seller has not committed a violation of any federal, state, local or foreign tax laws that would have a material adverse effect upon the Property or the Facilities.

8.8 Interests in Competitors, Suppliers and Customers.

(a) Except as set forth in Schedule 8.8 hereto, neither PropCo Seller nor any of its members has any interest in any Property used in the operation of, or holds an interest in, any competitor, supplier or customer of PropCo Seller or the Facilities.

(b) Except as set forth in Schedule 8.8 hereto, neither OpCo Seller nor any of its members has any interest in any Property used in the operation of, or holds an interest in, any competitor, supplier or customer of OpCo Seller or the Facilities.

8.9 No Other Assets.

(a) Except for the matters described in Section 2 herein, PropCo Seller neither owns, leases or holds no assets, nor rights under any agreement, license, permit or contract of any kind) used in, held for use in, related to, or necessary for the operation of the Facilities which are not assigned or transferred to Buyer pursuant to this Agreement.

(b) Except for the matters described in Section 2 herein, OpCo Seller neither owns, leases or holds no assets, nor rights under any agreement, license, permit or contract of any kind) used in, held for use in, related to, or necessary for the operation of the Facilities which are not assigned or transferred to Buyer pursuant to this Agreement.

8.10 No Foreign Persons.

(a) Neither PropCo Seller nor its members is a foreign person within the meaning of Sections 897 or 1445 of the Code, nor is PropCo Seller a U.S. Real Property Holding Company within the meaning of Section 897 of the Code.

(b) Neither OpCo Seller nor its members is a foreign person within the meaning of Sections 897 or 1445 of the Code, nor is OpCo Seller a U.S. Real Property Holding Company within the meaning of Section 897 of the Code.

8.11 Licensure.

(a) As of the date hereof, there is no action pending or, to the actual knowledge of PropCo Seller, recommended by the appropriate state or federal agency to revoke, withdraw or suspend any license of PropCo Seller or any other person to operate the

Facilities, or certification of the Facilities, or any material action of any other type with regard to licensure or certification. The skilled nursing Facilities are operating and functioning as skilled nursing facilities, without any waivers from a governmental agency affecting the Facilities except as set forth in Schedule 8.11, and are fully licensed as skilled nursing facilities, by the State of Texas for the number of beds and licensure category set forth in Schedule 1.1 hereto. The assisted living Facility is operating and functioning as an assisted living facility, without any waivers or limitations from a governmental agency affecting the Facility except as set forth in Schedule 8.11, and is fully licensed as an assisted living facility by the State of Texas for the number of units and beds and licensure category set forth in Schedule 1.1. Schedule 8.11 attached hereto contains a complete and accurate list of all life safety code waivers or other waivers affecting the Facilities.

(b) As of the date hereof, there is no action pending or, to the actual knowledge of OpCo Seller, recommended by the appropriate state or federal agency to revoke, withdraw or suspend any license of OpCo Seller or any other person to operate the Facilities, or certification of the Facilities, or any material action of any other type with regard to licensure or certification. The skilled nursing Facilities are operating and functioning as skilled nursing facilities, without any waivers from a governmental agency affecting the Facilities except as set forth in Schedule 8.11, and are fully licensed as skilled nursing facilities, by the State of Texas for the number of beds and licensure category set forth in Schedule 1.1 hereto. The assisted living Facility is operating and functioning as an assisted living facility, without any waivers or limitations from a governmental agency affecting the Facility except as set forth in Schedule 8.11, and is fully licensed as an assisted living facility by the State of Texas for the number of units and beds and licensure category set forth in Schedule 1.1. Schedule 8.11 attached hereto contains a complete and accurate list of all life safety code waivers or other waivers affecting the Facilities.

(c) Seller hereby represents and warrants that the highest average monthly Medicaid census since January 1, 2014: (i) for the Facility known as Senior Care Health and Rehabilitation-Decatur was 74 (for the month of November 2014) and (ii) for the Facility known as Senior Care Health and Rehabilitation-Bridgeport was 78 (for the month of June 2016).

(d) Seller represents and warrants that OpCo Seller SCC Partners, Inc. operates (i) that Facility commonly known as “Broadmoor Medical Lodge – Rockwall”, (ii) that Facility commonly known as “Senior Care Health and Rehabilitation – Bridgeport”, (iii) that Facility commonly known as “The Residences at Senior Care – Bridgeport”, and (iv) that certain skilled nursing facility commonly known as “Hillside Medical Lodge – Gatesville”. Seller further hereby represents and warrants that OpCo Seller Senior Care Resources, Inc. operates (1) that Facility commonly known as “Senior Care Health and Rehabilitation – Decatur”, (2) that Facility commonly known as “Senior Care Health and Rehabilitation – Royse City”, and (3) that Facility commonly known as “Senior Care Health and Rehabilitation – Wichita Falls”.

8.12 Regulatory Compliance.

(a) OpCo Seller warrants and represents that it has duly and timely filed all reports and other items required to be filed (collectively, the “Reports”) with respect to any cost based or other form of reimbursement program or any other third party insurer or other payor (including without limitation, Medicare, Medicaid, medically indigent assistance, any health maintenance, preferred provider, independent practice or other healthcare related organizations, peer review organizations, or other healthcare providers or payors) (collectively, “Payors”) and have timely paid all amounts shown to be due thereon. At the time of filing, to

OpCo’s Seller’s best knowledge, each Report was true, accurate and complete. To the best of OpCo Seller’s knowledge, all rights and obligations of the Facilities or OpCo Seller under such Reports are accurately reflected or provided for in the Financial Statements.

(b) OpCo Seller warrants and represents that except as set forth in Schedule 8.12(b) attached hereto, (i) that Operators are not delinquent in the payment of any amount due under any of the Reports for the Facilities, (ii) there are no written or threatened proposals by any Payors for collection of amounts for which OpCo Seller or the Facilities could be liable, (iii) there are no current or pending claims, assessments, notice, proposal to assess or audits of Operators or the Facilities with respect to any of the Reports, and, to OpCo Seller’s actual knowledge, no such claims, assessments, notices, or proposals to assess or audit are threatened, and (iv) Operators have not executed any presently effective wavier or extension of the statute of limitations for the collection or assessment of any amount due under or in connection with any of the Reports with respect to the Facilities.

(c) OpCo Seller warrants that except as set forth in Schedule 8.12(c) attached hereto, Operators have not received notice of failure to comply with all applicable Laws, settlement agreements, and other agreements with any state or federal governmental body relating to or regarding the Facilities (including all applicable environmental, health and safety requirements), and Operators have and maintain all permits, licenses, authorizations, registrations, approvals and consents of governmental authorities and all health facility licenses, accreditations, Medicaid, Medicare and other Payor certifications necessary for its activities and business including the operation of the Facilities as currently conducted. Each health facility license, Medicaid and Medicare and other Payor certifications, Medicaid provider agreement and other agreements with any Payors is in full force and effect without any waivers of any kind (except as disclosed in Schedule 8.12) and has not been amended or otherwise modified, rescinded or revoked or assigned nor, to OpCo Seller’s actual knowledge, (i) is there any threatened termination, modification, recession, revocation or assignment thereof, (ii) no condition exists nor has any event occurred which, in itself or with the giving of notice, lapse of time or both would result in the suspension, revocation, termination, impairment, forfeiture, or non-renewal of any governmental consent applicable to OpCo Seller or to the Facilities or of any participation or eligibility to participate in any Medicare, Medicaid, or other Payor program and (iii) there is no claim that any such governmental consent, participation or contract is not in full force and effect.

8.13 Surveys. OpCo Seller will deliver to Buyer, in the manner required pursuant to the terms of this Agreement, complete and accurate copies of the survey or inspection reports, along with and resultant Plan of Corrections and Acceptable Plan of Correction letter, made by any governmental authority or the Facilities with respect to the Facilities during the calendar years 2013, 2014, 2015 and year-to-date 2016. To the best of OpCo Seller’s knowledge, after diligent investigation, and except as shown on Schedule 8.13, all exceptions, deficiencies, violations, plans of correction or other indications of lack of compliance in such reports have been fully corrected and there are no bans or limitations in effect, pending or threatened with respect to admissions to the Facilities nor any licensure curtailments in effect, pending or threatened with respect to the Facilities. OpCo Seller will continue to deliver all such surveys and inspection reports as and when same are received and/or filed as the case may be prior to the Closing.

8.14 Operations. OpCo Seller warrants and represents that the Facilities are reasonably and adequately equipped and the Facilities include sufficient and adequate numbers of furniture, furnishings, equipment, consumable inventory, and supplies to operate the Facilities as they are presently operated. Except as set forth on Schedule 8.14, Personal Property is free and clear of liens, security interests, encumbrances, leases, and restrictions of every kind and description, except for Permitted Encumbrances.

8.15 Employees. As PropCo Seller does not employ any employees, OpCo Seller warrants and represents that:

(a) Save and except for those employees whose employment will terminate on or before the Closing Date, specifically, John Miller and Greg Fuller, Schedule 8.15 provides a list of all employees (with employee names redacted) of OpCo Seller who work at the Facilities, together with their dates of hire, positions and their annual salaries, health benefits and other compensation. Between the Effective Date of this Agreement and the Closing Date, OpCo Seller, other than in the ordinary course of business, will not grant or become obligated to grant any increases in the wages or salary of, or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to or grant any benefit to or on behalf of, any officer, employee or agent of OpCo Seller and for which Buyer would be liable. Upon expiration of the Due Diligence Period, OpCo Seller will promptly provide to Buyer an updated Schedule 8.15 showing the names of all employees.

(b) No currently effective written employment manual or written employment policy and/or procedures has been provided to or for employees, and no written or verbal employment, consultant or independent contractor agreement exists for which Buyer may be liable. OpCo Seller has delivered to Buyer accurate and complete copies of all such employment manuals, or written employment policy and/or procedures, if any, and any employment agreements, consulting agreements, confidentiality agreements and all other agreements, plans and other instruments to which OpCo Seller is a party and under which its employees or consultants are entitled to receive benefits of any nature.

(c) The number of full time employees of OpCo at each of the Facilities is set forth on Schedule 8.15(c).

(d) Schedule 8.15(d) provides a list of all current claims against OpCo Seller by employees. OpCo Seller is in substantial compliance with all applicable provisions of federal, state and local laws regarding income tax withholding and social security, workers compensation, unemployment compensation or similar taxes or contributions.

(e) There are no unions or collective bargaining agreements in effect with respect to any employees of the Facilities, and no unionization or collective bargaining arrangement has been noticed or is pending. Schedule 8.15(e) provides all pension, deferred compensation, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, employee benefit plan or other similar plan, agreement, policy or understanding (“OpCo Seller’s Plans”). To OpCo Seller’s knowledge, OpCo Seller has complied with all laws applicable to OpCo Seller’s Plans, including the provisions of the Employee Retirement Income Security Act, and is not in default with respect to any of them.

8.16 Bankruptcy.

(a) PropCo Seller warrants and represents that it (a) is not in receivership or dissolution; (b) has not made any assignment for the benefit of creditors; (c) has not admitted in writing its inability to pay its debts as they mature; (d) has not been adjudicated to bankruptcy; (e) has not filed a petition of voluntary bankruptcy, petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state; or (f) does not have any such petition described in Subparagraph (e) above filed against PropCo Seller.

(b) OpCo Seller warrants and represents that it (a) is not in receivership or dissolution; (b) has not made any assignment for the benefit of creditors; (c) has not admitted in writing its inability to pay its debts as they mature; (d) has not been adjudicated to bankruptcy; (e) has not filed a petition of voluntary bankruptcy, petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state; or (f) does not have any such petition described in Subparagraph (e) above filed against OpCo Seller.

8.17 Possessory Rights. PropCo Seller and OpCo Seller warrant and represent that, to the best of their knowledge, other than patients occupying the Facilities in accordance with a valid admission agreement with respect thereto, no one will have any rights to possession or operation of the Facilities at the Closing other than Buyer and, unless otherwise agreed in writing, PropCo Seller and OpCo Seller will deliver possession of the Facilities and all keys thereto to Buyer or Buyer’s designee at Closing.

8.18 Patient Records. To the best of OpCo Seller’s knowledge, all patient records are true, accurate and complete in all material respects and do not contain any material omissions or misstatements regarding the accuracy, care and history of the residents of the Facilities during the period reflected therein.

8.19 No Misstatements, Etc.

(a) PropCo Seller represents and warrants that neither the representations and warranties of PropCo Seller stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor any certificate or instrument furnished or to be furnished to Buyer by PropCo Seller in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact.

(b) OpCo Seller represents and warrants that neither the representations and warranties of OpCo Seller stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor any certificate or instrument furnished or to be furnished to Buyer by OpCo Seller in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact.

8.20 Construction.

(a) PropCo Seller represents and warrants that it has no actual or constructive knowledge of any material variance in the construction of the Facilities from the final approved plans and specifications for the Facilities or of any patent or latent defects in the construction of the Facilities.

(b) OpCo Seller represents and warrants that it has no actual or constructive knowledge of any material variance in the construction of the Facilities from the final approved plans and specifications for the Facilities or of any patent or latent defects in the construction of the Facilities.

8.21 Mechanics’ Liens.

(a) PropCo Seller will pay, when due, all claims for labor or materials furnished or alleged to have been furnished prior to the Closing, and will keep the Facilities free and clear of all mechanics’ liens. PropCo Seller will either remove any such liens within sixty (60) days of PropCo Seller’s receipt of notice of their imposition or bond around such liens, regardless of whether such notice is delivered before or after the Closing. If PropCo Seller contests the validity of any such lien, claim or demand, then PropCo Seller will, at its sole expense defend and protect itself, Buyer and the Facilities against the same and will pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. PropCo Seller will indemnify, defend, protect and hold Buyer harmless from any and all claims, liabilities, losses, expenses (including reasonable attorneys’ fees), or damages arising out of or relating to any mechanics liens or related claims affecting the Real Property and relating to work done at the Facilities prior to the Closing Date.

(b) OpCo Seller will pay, when due, all claims for labor or materials furnished or alleged to have been furnished prior to the Closing, and will keep the Facilities free and clear of all mechanics’ liens. OpCo Seller will either remove any such liens within sixty (60) days of OpCo Seller’s receipt of notice of their imposition or bond around such liens, regardless of whether such notice is delivered before or after the Closing. If OpCo Seller contests the validity of any such lien, claim or demand, then OpCo Seller will, at its sole expense defend and protect itself, Buyer and the Facilities against the same and will pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. OpCo Seller will indemnify, defend, protect and hold Buyer harmless from any and all claims, liabilities, losses, expenses (including reasonable attorneys’ fees), or damages arising out of or relating to any mechanics liens or related claims affecting the Property and relating to work done at the Facilities prior to the Closing Date.

8.22 Supplementation of Schedules; Change in Representations and Warranties. Seller will have the continuing right to supplement and amend the Schedules herein on a regular basis including, without limitation, Schedule 8.7, and the Schedules to Seller’s warranties and representations required hereunder, as necessary or appropriate (i) in order to make any representation or warranty not misleading due to events, circumstances or the passage of time or (ii) with respect to any matter hereafter arising or discovered up to and including the Closing Date. In the event Seller amends any such Schedules, or Buyer or Seller gains actual knowledge prior to the Closing that any representation or warranty made by the other party contained in this Section 8 is otherwise untrue or inaccurate, such party will, within five (5) days after gaining such actual knowledge but in any event prior to the Closing, provide the other party with written notice of such inaccuracy, whereupon the noticed party will promptly commence, and use its best efforts to prosecute to completion, the cure of such matter, to the extent any such matter is curable. If any such matter is not curable within reason and is material, in Buyer’s reasonable business judgment, Buyer will have the right to terminate this Agreement upon written notice to Seller within five (5) business days of receipt or delivery of such notice, as applicable. Should Seller amend any Schedule within five (5) days of the Closing Date, the Closing Date will be extended to allow the completion of the review process provided for in this Section 8.22.

8.23 Survival of Representations and Warranties; Updates. The representations and warranties of Seller in this Agreement will not be merged with the Deeds at the Closing and will survive the Closing for the period of one (1) year.

8.24 General Matters. The representations and warranties set forth in this Section 8 are made for the benefit of Buyer and its permitted successors and assigns as of the

Effective Date and will be true in all material respects as of the Effective Date and as of the Closing Date and will be subject to the provisions of this Section 8.24. The applicable Seller acknowledges that all of the representations and warranties made in this Section 8 are material and have been relied upon by Buyer in all respects in entering into this Agreement. For purposes of this Agreement, the phrase “to OpCo Seller’s actual knowledge,” “to the best of OpCo Seller’s knowledge,” “to OpCo Seller’s best knowledge,” “to OpCo Seller’s knowledge,” or words of similar import will mean the actual knowledge of Don Miller and Shane Lewis after due inquiry and investigation. For purposes of this Agreement, the phrase “to PropCo Seller’s actual knowledge,” “to the best of PropCo Seller’s knowledge,” “to PropCo Seller’s best knowledge,” “to PropCo Seller’s knowledge,” or words of similar import will mean the actual knowledge of Ed Campbell, after due inquiry and investigation.

REPRESENTATIONS AND WARRANTIES OF BUYER

9. Buyer hereby warrants and represents to Seller that:

9.1 Organization, Corporate Powers, Etc. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing in Texas and in each other state or jurisdiction in which the nature of its business requires the same except where a failure to be so qualified does not have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of that person. Buyer has full power, authority and legal right (i) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document to which it is a party, and (ii) to carry out the transactions contemplated hereby and by such other instruments to be carried out by Buyer pursuant to the Transaction Documents.

9.2 Due Authorization, Etc. The Transaction Documents have been, and each instrument provided for herein or therein to which Buyer is a party will be, when executed and delivered as contemplated hereby, duly authorized, executed and delivered by Buyer and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of the Buyer enforceable in accordance with their terms.

9.3 Governmental Approvals. Other than the certification of the Facilities and any license or approval required of Buyer or Buyer’s affiliates with respect to operating the Facilities, to Buyer’s actual knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which Buyer is a party or for the validity or enforceability thereof against such party.

9.4 Survival of Representations and Warranties; Updates. The representations and warranties of Buyer in this Agreement will not be merged with the Deeds at the Closing and will survive the Closing for the period of one (1) year.

9.5 Condition of Property. Subject to (i) Sections 10.1(q) and 10.1(u) and (ii) all representations and warranties set forth in this Agreement, as a material part of the consideration for this purchase and sale, Seller and Buyer agree that Buyer is buying the

Property “AS IS/WITH ALL FAULTS” with any and all latent and patent defects (except title defects, which are controlled by and subject to the warranty of title contained in the Deeds), and that there is no warranty by Seller that the Property is fit for a particular purpose. Except as expressly set forth in this Agreement, including, without limitation, the representations and warranties provided for in Section 8, Buyer acknowledges that neither Seller nor any broker acting for Seller has made, and Seller expressly disclaims, any representations or warranties concerning the physical condition of the Property or any other matter related to the Property (other than the Special Warranty of Title). With the exception of the environmental issues contained in Section 8.4, Buyer acknowledges that Buyer is not relying upon any representation, statement, or other assertion or silence by Seller with respect to the condition of future performance of the Facilities, but will rely solely on Buyer’s own examination and investigation in buying the Facilities. The provisions of this Paragraph will survive the Closing.

COVENANTS OF SELLER

10. OpCo Seller and PropCo Seller, as applicable, covenant with respect to the Facilities as follows:

10.1 Pre-Closing. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Buyer, which will not be unreasonably withheld, conditioned or delayed:

(a) OpCo Seller covenants that the Operators will use their best efforts to operate the Facilities diligently, in accordance with the Operators’ obligations under the respective operating or management contracts (collectively, the “Operating Contracts”) and only in the ordinary course of business and to maintain their operating licenses in good standing through the Closing Date. OpCo Seller will also maintain all inventories of goods and products used in the operation of the Facilities, including without limitation, food, medications, linens, and cleaning supplies, consistent with its past practice and in the ordinary course of business. OpCo Seller will (i) cause all Operating Contracts to be terminated, at Seller’s sole cost, as of the Closing Date, and (ii) not enter into any extension of any contract. OpCo Seller will deliver to Buyer written evidence of all such terminations of Operating Contracts to Buyer on or before thirty (30) days prior to the Closing Date, which terminations will be effective as of the Closing Date.

(b) OpCo Seller covenants that OpCo Seller will use its best efforts to prevent the Operators from making any material change in the operation of the Facilities, aside from the release of Greg Fuller and John Miller, and will prevent the Operators from selling or agreeing to sell any items of machinery, equipment or other assets of the Facilities, or otherwise entering into any agreement affecting the Facilities, except in the ordinary course of business; provided, in no event will any Personal Property be sold on or prior to the Closing Date.

(c) OpCo Seller covenants that Operators will not enter into any Leases or Contracts or commitment affecting the Facilities, except for the Interim Sublease (as defined below) and any Leases or Contracts entered into in the ordinary course of business which may be terminated on or before the Closing Date.

(d) OpCo Seller covenants that during normal business hours and consistent with Section 6.3 herein, OpCo Seller will provide Buyer or its designated representative with access to the Facilities upon at least forty-eight (48) hours prior notification and coordination with Don Miller, provided, Buyer will be accompanied by OpCo Seller or its agent and will not materially interfere with the operation of the Facilities. Buyer will likewise not mention to any resident, employee or agent of OpCo Seller located at the Facilities (other than such persons whose input is necessary to the performance of Buyer’s Due Diligence investigations hereunder), Buyer’s reason for entering, inspecting, or appearing at the Facilities. At such times OpCo Seller will, and will cause Operators to, permit Buyer to inspect the books and, in accordance with applicable law, records of the Facilities.

(e) Seller will deliver to Buyer the due diligence items described on the Due Diligence List attached hereto as Schedule 6.1(g) (the “Due Diligence Items”) within the timeframes specified in Schedule 6.1(g). If Buyer requests additional items not included on Schedule 6.1(g), it will do so by written request delivered to Seller and Seller will use its best efforts to provide such information within five (5) business days following receipt of the request; and, provided further, Seller will continue to cause Operators to deliver to Buyer, following the expiration of the Due Diligence Period, periodic financial reports, reflecting net operating income in the format previously produced to Buyer on financial reports, not less frequently than every month, or such other period as such reports are prepared by Operators and/or made available to Seller.

(f) Seller will not allow the Operators to move residents from the Facilities, except (a) to any other facility which is owned by Seller and constitutes part of the Property, as defined herein, for health treatment purposes or otherwise at the request of the resident, family member or other guardian or (b) upon court order or the request of any governmental authority having jurisdiction over the Facilities.

(g) Within ten (10) days prior to the Closing Date, OpCo Seller will use commercially reasonable efforts to make the services of key employees of the Operators available to Buyer or Buyer’s operator (“Buyer’s Operator”) to discuss Buyer’s Operator’s employment of such key employees after the Closing Date. Within such ten (10) day period, Buyer or Buyer’s Operator will have the opportunity to interview such key employees who are willing to participate in such interviews at such reasonable times as may be arranged between Buyer or Buyer’s Operator, without causing a disruption in the provision of services at the Facilities by the Operators. On or before the next regularly occurring payday after Closing, OpCo Seller will pay all benefits required to be paid by OpCo Seller pursuant to OpCo Seller’s policies or practice or Texas law, which will have been earned or accrued by each employee as of the Closing Date.

(h) OpCo Seller will offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 498B of the Internal Revenue Code (“COBRA”) to all of the employees of the Facilities to whom it is required to offer the same under applicable law. OpCo Seller acknowledges and agrees that neither Buyer nor Buyer’s Operator is assuming any of Operators’ obligations to its employees under COBRA or otherwise, except as specifically provided in this Subsection. As of the Closing Date, all active employees of the Operators: (i) who participate as of the Closing Date in group health insurance coverage sponsored by Operators and (ii) who become employees of Buyer’s Operator after the Closing Date, will be eligible for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) established and maintained by Buyer’s Operator for the general benefit of its employees and their dependents in accordance with all applicable provisions of COBRA or otherwise relating to pre-existing conditions. OpCo Seller and Buyer acknowledge and agree that it is the intent of this provision that Operators will not be required to provide continued health coverage under ERISA or Section 4980 of the Internal Revenue Code to any of such employees of Operators who become employees of Buyer’s Operator after the Closing Date or to any qualified beneficiary (as defined for purposes of Section 4980B of the Internal Revenue Code) with respect to any such employees.

(i) If applicable, OpCo Seller will provide any and all notices to the employees of the Facilities of the “closure” thereof pursuant to the requirements of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any comparable state law. Nothing in this Agreement will be construed as imposing any obligation on Buyer or Operators to indemnify, defend or hold harmless OpCo Seller from any liability which OpCo Seller may incur under the WARN Act as a result of any acts or omissions of OpCo Seller prior to the Closing Date.

(j) OpCo Seller and Buyer agree that the continued employment of certain key employees of the Facilities, to be set forth on Schedule 10.1(j) which will be agreed upon by Buyer, Buyer’s Operator, and Seller by the expiration of the Due Diligence Period, will be important to the viability of the operations of Buyer’s Operator at the Facilities. Accordingly, and with the exception of Kip Kruger and Shelly Waffle, OpCo Seller agrees that, for a period of two (2) years after the Closing Date, OpCo Seller will cause Operators and Operators’ principals and affiliates to refrain from soliciting the employment of any of such employees who become employees of Buyer’s Operator, directly or indirectly, nor will Operators or Operators’ principals take any action to interfere, directly or indirectly, with such employees’ employment relationship with Buyer’s Operator or to induce such employees, in any manner, to terminate their employment relationship with Buyer’s Operator. OpCo Seller acknowledges and agrees that Buyer would not be fully compensated by damages in the event of a breach or threatened breach by Operators or Operators’ principals of this provision and accordingly agrees that Buyer and Buyer’s Operator will be entitled, without the need to post a bond, to seek an injunction to restrain such violation or threatened violation of this Subsection. The provisions of this Subsection will survive the Closing Date for a period of two (2) years.

(k) Prior to the Closing Date, Operators will terminate all of its employees who work at the Facilities, except for those employees whom Buyer notifies Operators that Buyer’s Operator will hire, in Buyer’s sole and absolute discretion, which notice will be given to OpCo Seller no later than ten (10) days prior to the Closing Date. Operators will, if in accordance with its written policy or practice, be responsible for and pay any accrued and/or earned unpaid vacation, bonuses or other benefits accruing to its employees prior to December 25, 2016, and will indemnify, defend and hold harmless Buyer (with counsel reasonably acceptable to Buyer) from and against any and all claims arising from OpCo Seller’s employment-related matters prior to the Closing Date. Buyer’s Operator, or its affiliates, will provide retained employees such medical/accident/disability insurance as Buyer, or its affiliates, currently provide under their existing policies to their other employees in similar positions.

(l) OpCo Seller will maintain in force, through the Closing Date, all existing hazard and liability insurance policies, or comparable coverage, for the Facilities as are in effect as of the date of this Agreement.

(m) OpCo Seller will file all returns, reports and filings of any kind or nature, including but not limited to, cost reports referred to in this Agreement, required to be filed by OpCo Seller on a timely basis and will timely pay all taxes or other obligations and liabilities or recoupments which are due and payable with respect to the Facilities in the ordinary course of business with respect to the periods Operators operated the Facilities.

(n) OpCo Seller will (a) maintain all required operating licenses for the Facilities in good standing through the Closing Date, (b) cause the Operators to operate the Facilities through the Closing Date in accordance with its current business practices and a valid operating license, and (c) promptly notify Buyer in writing of any notices of material violations or investigations received from any applicable governmental authority other than those referenced in Schedule 8.12 and Schedule 8.13.

(o) Seller will make all customary repairs, maintenance and replacements required to maintain the Facilities in substantially the same condition as on the date of Buyer’s inspection thereof, ordinary wear and tear accepted, or will cause the Operators to perform such items.

(p) Seller will promptly notify Buyer in writing of any Material Adverse Change, as defined herein, of which Seller becomes aware in the condition or prospects of the Facilities including, without limitation, sending Buyer copies of all surveys and inspection reports of all governmental agencies received after the date hereof and prior to Closing, promptly following receipt thereof by the Operators. For purposes of this Agreement, a “Material Adverse Change” will mean: (i) a decrease by ten percent (10%) or more in the monthly average number of occupied beds in the aggregate of the Facilities for any calendar month ended prior to Closing compared to the month ended July 31, 2016 or (ii) a decrease of 10% or greater, on a trailing 12-month basis compared to the 12-month period ended July 31, 2016, of the aggregate EBITDAR for periods including calendar months ended prior to Closing or (iii) any adverse action by a governmental agency which would reasonably be expected to materially affect in a negative manner licensure at such Facility, or any adverse action in its respective Facility which would reasonably be expected to materially affect in a negative manner such Facility’s participation or eligibility to participate in any Medicare, Medicaid, or other Payor program, in either case, unless appropriate corrective action has been taken by Operators in the ordinary course of business, Operators have delivered a copy of the Plan of Correction or otherwise notified Buyer in writing of the planned action, and such Plan of Correction or other corrective action has been approved by the applicable regulatory agency or agencies, or (iv) all claims for reimbursements, recoupments, taxes, fines, or penalties due to any governmental authority having jurisdiction over the Facilities which have not been settled with such governmental authority or satisfied by such Seller at the Closing (or funds escrowed by such Seller for such purposes), or (v) the existence of a title or survey defect which would reasonably be expected to adversely affect the ability of Buyer’s Operator to operate the Facility, at its respective Facility or to obtain financing for such facility, or (vi) any third party litigation which interferes with Seller’s ability to close the transactions contemplated in this Agreement, or (vii) any damage, destruction or condemnation affecting its respective Assets or Facility where the estimate of damage exceeds One Hundred Thousand Dollars ($100,000.00) per Facility and such damage or destruction has not been repaired or Buyer has not otherwise waived such condition prior to Closing.

(q) Seller agrees to cause the Operators to remedy any compliance deficiency cited in any written notice from, or in any settlement agreement or other Plan of Correction or other agreement with, any state or federal governmental body, or in the event of state or federal proceedings against Operators or the Facilities, or receipt by the Operators of such notice prior to the Closing Date, of any condition which would affect the truth or accuracy of any representations or warranties set forth in this Agreement by Seller, including, without limitation any deficiency or other agreement disclosed on Schedule 8.12 or Schedule 8.13; provided, however, in the event a physical plant deficiency is cited which Seller has insufficient time to remedy before the Closing Date, in accordance with the approval of the appropriate state or federal agency, then the same will be deemed remedied when the costs of correcting said deficiency (based upon reasonable estimates from established vendors selected by Seller and Buyer and approved by Seller and by Buyer, as mutually agreed) will be credited to Buyer at Closing; and, provided further, a non-physical plant deficiency which cannot be remedied prior to the Closing, in accordance with the approval of the appropriate state or federal agency, will be deemed to be remedied for purposes of this Section if (i) the Operator or Operators develop a Plan of Correction addressing the deficiency(ies), (ii) such Plan of Correction is approved by the Texas Department of Aging and Disability Services (“DADS”) and (iii) the Facilities are thereafter found by DADS to be in substantial compliance with such Plan of Correction. Seller will use its best efforts to remedy any such deficiency subsequent to the Closing which is to be remedied as a result of a Plan of Correction filed by Seller or the Operator prior to the Closing, and Buyer will cooperate with such efforts by Seller; provided, Seller will bear all costs associated with such remedy. In the event any such Plan of Correction agreed to by Seller and an Operator prior to the Closing is not approved by DADS subsequent to Closing, Seller will promptly, at Seller’s sole cost, amend the Plan of Correction in such a manner that is necessary to obtain acceptance by the State of the amended Plan of Correction as soon as practicable after submittal. Notwithstanding any other provision of this Agreement, the obligation of Seller pursuant to this Subsection 10.1(r) will survive the Closing for such period of time as is necessary to remedy such deficiency.

(r) Seller will, at its cost, obtain releases of financing statements and tax and judgment liens affecting or relating to the Facilities which have been filed or recorded with the Office of the Texas Secretary of State and the appropriate County recording office.

(s) Seller will promptly comply with any notices of violations received relating to the Facilities and will deliver to Buyer a copy of any such notice received and evidence of compliance with such notice.

(t) From and after the Effective Date, OpCo Seller will promptly cooperate with Buyer and Buyer’s Operator in good faith and in all reasonable respects in connection with (a) Buyer’s Operator’s application for licensure, Medicare certification, and Medicaid participation for the Facilities (b) any applications for change in ownership (“CHOWs”) related to the ownership, operation or licensure of the Facilities (and including, without limitation, the most recent fire marshal inspections for the Facilities and copies of each Facility administrator’s license), and (c) any other governmental approvals required for either (1) Buyer’s purchase of the Facilities and/or (2) the operation of the Facilities by Buyer or Buyer’s Operator. Without limiting the foregoing, and provided that Seller has, no later than November 1, 2016, delivered all Seller, Facility, and Operator information and documents necessary for Buyer’s Operator at each Facility to assemble and submit a complete CHOW package to DADS and the Medicare Program, Buyer’s Operator(s) will, one (1) business day following the Closing Date, submit to DADS and the appropriate Medicare contractor all documentation and notices required to be filed by outgoing and incoming licensees including, without limitation, Forms 3725, 3604 and 855A. The CHOWs (and other applications, notices, and documentation described above) filed pursuant to this Section 10.1(t) shall request an effective date no later than January 1, 2017. Notwithstanding anything in this Agreement to the contrary, Seller’s obligations under this Section 10.1(t) to cooperate with Buyer’s and Buyer’s Operator’s efforts to submit the CHOWs and other information described herein, shall expressly include Seller agreeing to timely execute and deliver to Buyer (or Buyer’s Operator) any applications, affidavits, or other documents to be submitted in connection with the CHOWs (or any other filings) and including, without limitation, Texas DADS Form 3725, Texas DADS Form 3604, and CMS Form 855A.

(u) [Reserved].

(v) OpCo Seller will provide to Buyer (i) monthly statements of revenue from all sources on or before the fifteenth (15) day following the last day of each calendar month during the effectiveness of this Agreement, and (ii) monthly financial statements comprised of a balance sheet as of the last date of each month and a detailed line-item statement of operations on or before the last day of each calendar month during the effectiveness of this Agreement. The financial statements will be certified by Shane Lewis as fairly representing the financial condition of the Property as of the date of their making.

10.2 Closing. On or before the Closing Date, Seller will deliver the following documents to Escrow Agent relating to the Facilities (“Closing Documents”):

(a) One (1) original executed Deed for each of the Facilities, in recordable form, each in the form attached hereto as Exhibit B;

(b) Two (2) original executed counterparts of this Agreement and a related bill of sale for each of the Facilities to be provided to the appropriate Medicare contractor and/or DADS as part of the CHOW process;

(c) Two (2) original executed counterparts, for each of the Facilities, of the Bill of Sale, Assignment and Assumption for the Personal Property, an assignment of Seller’s interest in the Contracts and Leases, the signed titles to all Vehicles including any lien releases therefor, and other instruments of transfer and conveyance in form and substance to be agreed upon prior to the expiration of the Due Diligence Period transferring and assigning to Buyer the Real Property, Personal Property and the Intangibles to be transferred as provided herein with respect to the Property (“Instruments of Assignment”), each in the form attached hereto as Exhibit C.

(d) One (1) original executed certificate executed by Seller confirming that Seller’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Seller’s Confirmation”), in the form attached hereto as Exhibit E;

(e) Assignment of all contractor or manufacturer warranties relating to Seller’s construction or improvement of any of the Facilities (“Contractor’s Warranties”);

(f) One (1) original executed access easement agreement granting Seller ingress and egress over the roadway described in the legal description of Royse City Health and Rehabilitation in order that Seller might retain access to its two adjacent lots owned by Royse City NH Realty, Ltd., a Texas limited partnership;

(g) Two (2) original executed counterparts of each of the gap undertaking, FIRPTA Certificate in the form attached hereto as Exhibit H, transfer tax declarations, escrow agreements and other documents required by the Title Company in connection with the transactions contemplated by this Agreement (collectively, the “Title Company Documents”);

(h) Two (2) original executed counterparts of the Covenant Not to Compete, effective as of the Closing Date; and

(i) Two (2) original executed counterparts of the Escrow Agreement;

(j) The executed Interim Management Agreements and an Operator-to-Operator Assignment for each Facility as identified in Section 12.17 below;

(k) Two copies of the executed Interim Sublease for each Facility;

(l) Two (2) original executed counterparts of the Post-Closing Escrow Agreement; and

(m) Such other documents or assurances as the Escrow Agent or Buyer may reasonably request to fully effectuate the transactions contemplated by this Agreement.

COVENANTS OF BUYER

11. Buyer hereby covenants as follows:

11.1 Pre-Closing. Notwithstanding anything in this Agreement to the contrary, except as permitted under Section 10.1(g) Buyer will not solicit, interview, or otherwise negotiate, either directly or indirectly, with any employee of Seller, nor will Buyer release any information to any employee, agent or resident of the Facilities or Seller regarding the existence of this Agreement.

11.2 Closing. On or before the Closing Date, and subject to all of Buyer’s conditions to closing set forth in Section 12 below, Buyer will deposit the following documents with Escrow Agent:

(a) The cash portion of the Purchase Price due at Closing in accordance with the requirements of this Agreement;

(b) Two (2) original executed counterparts of this Agreement;

(c) Two (2) original executed counterparts of each of the Instruments of Assignment requiring Buyer’s signature;

(d) One (1) original executed certificate executed by Buyer confirming that Buyer’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Buyer’s Confirmation”), in the form attached hereto as Exhibit F;

(e) Two (2) original executed counterparts of each of the Title Company Documents requiring Buyer’s signature;

(f) The executed Interim Management Agreements and an Operator-to-Operator Assignment for each Facility as identified in Section 12.17 below;

(g) Two copies of the executed Interim Sublease for each Facility;

(h) Two (2) original executed counterparts of the Post-Closing Escrow Agreement; and

(i) Such other documents or assurances as the Escrow Agent or Seller may reasonably request to fully effectuate the transactions contemplated by this Agreement.

CONDITIONS TO CLOSING

12. Conditions to Buyer’s Obligations. All obligations of Buyer under this Agreement are subject to the reasonable satisfaction and fulfillment, prior to the Closing Date, of each of the following conditions other than the conditions in Section 12.1 which must be satisfied, if at all, prior to expiration of the Due Diligence Period. Any one (1) or more of such conditions may be waived in writing by Buyer.

12.1 Due Diligence. Buyer, in its sole discretion, will be satisfied with the results of the Due Diligence Period review. Buyer will have obtained, during the Due Diligence Period, satisfactory appraisals, feasibility studies, engineering surveys, termite inspections and environmental inspection reports with respect to the Facilities.

12.2 Seller’s Representations, Warranties and Covenants. Seller’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein, will be true and correct at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made, except to the extent that (i) Seller has disclosed any inaccuracies to Buyer prior to the Closing in accordance with Section 8.22 or (ii) Buyer has discovered, or has been provided with written notice from Seller, that a representation is untrue or inaccurate, and Buyer nevertheless elects to close the transaction in the manner provided in Section 8.22 despite such inaccuracy.

12.3 Seller’s Performance. Seller’s performance of all of its material obligations and covenants under this Agreement that are to be performed prior to or at Closing.

12.4 Compliance with Governmental Authorities. Operators will be in substantial compliance with all terms and conditions and rules and regulations imposed by all Governmental Authorities and no Centers for Medicare & Medicaid Services (“CMS”), Texas Health and Services Commission (“HHSC”), Texas HHSC Office of the Inspector General (“HHSC-OIG”) audit, or any audit by any federal or state contractor relating to Medicare and/or Medicaid fraud, abuse, or billing, or other proceeding based upon an alleged violations of Medicaid or Medicare requirements at the Facilities will have been commenced.

12.5 Damage and Condemnation. Prior to the Closing Date, no portion of the Facilities will have been damaged or destroyed by fire or other casualty where the estimate of damage to the Facilities exceeds ten percent (10%) of the Purchase Price allocated to the Facilities, or proceedings be commenced or threatened to take or condemn any material part of the Real Property or improvements comprising the Facilities by any public or quasi-public authority under the power of eminent domain. A proceeding will be deemed to be “material” if such condemnation or taking (i) relates to the material taking or closing of any right of access to any Real Property or the Facilities, (ii) cause the Real Property or the Facilities to become non-conforming with then current legal requirements governing such Real Property or the

Facilities, (iii) results in the loss of parking that is material to the operation of the Facilities, or (iv) result in the loss of value in excess of ten percent (10%) of the Purchase Price allocated to the Facilities, in Buyer’s reasonable judgment. If the Facilities will have been so damaged or destroyed, Seller will deliver prompt written notice of such condemnation, damage or destruction to Buyer. In the event Buyer waives this condition, by written notice to Seller within fifteen (15) business days of receipt of notice of such proceeding, and the Closing occurs, Seller will assign to Buyer all its right to any insurance proceeds in connection therewith. If proceedings will be so commenced or threatened to take or condemn the Real Property or the Facilities or portion thereof prior to Closing, and if Buyer waives this condition and the Closing occurs, Seller will pay or assign to Buyer all Seller’s right to the proceeds of any condemnation award in connection thereof.

12.6 Absence of Litigation. No action or proceeding will have been instituted or threatened against Seller the result of which could prevent or make illegal the acquisition by Buyer of the Facilities, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect the Facilities or the business or prospects of the Facilities.

12.7 Licenses and Consents. The Operators or Seller, as applicable, will have executed all documents reasonably necessary to transfer to Buyer or Buyer’s Operator, as applicable, all licenses, permits, accreditation, certifications, consents and other authorizations necessary (“Permits”) for the continued operation of the Facilities as now operated, including the continuation of presently existing reimbursement arrangements with Medicaid and Medicare, and, provided that Buyer or Buyer’s Operator has completed and filed its application for all Permits required for continued operation of the Facilities as now conducted no later than thirty (30) days prior to the Closing Date as the Closing Date may be established pursuant to this Agreement, Buyer or its operator shall have received all such Permits.

12.8 On-Site Inspection. The Buyer will have conducted a satisfactory on-site inspection of the Facilities.

12.9 No Material Adverse Change. No Material Adverse Change will have occurred in the Facilities.

12.10 Post-Closing Escrow. At Closing, Buyer (and, at Buyer’s election, Buyer’s Operator) and Seller shall enter into an escrow agreement (the “Post-Closing Escrow Agreement”) with Escrow Agent pursuant to which Seller shall deposit $300,000 (the “Post-Closing Escrow Deposit”) with Escrow Agent at Closing. Prior to the expiration of the Due Diligence Period, Escrow Agent, Buyer and Seller shall agree upon the form of the Post-Closing Escrow Agreement, and immediately following the expiration of the Due Diligence Period, the form of Post-Closing Escrow Agreement shall be automatically attached to this Agreement as Exhibit J hereto without any further action of the parties; provided, however, that Seller agrees to execute any amendment, letter agreement, or other documentation reasonably required by Buyer to memorialize the attachment of the Post-Closing Escrow Agreement as an exhibit to this Agreement. The Post-Closing Escrow Deposit shall be held by Escrow Agent pursuant to the terms and conditions set forth in the Post-Closing Escrow Agreement. As more particularly set forth in the Post-Closing Escrow Agreement, the Post-Closing Escrow Deposit shall be held for the purpose of satisfying: (i) any liabilities or obligations of Seller pursuant to the terms of this Agreement, including, but not limited to, Seller’s obligations under Section 17.1 of this Agreement, and (ii) any liabilities or obligations of Operators under the Operations Transfer Agreement and including, but not limited to, any liabilities or obligations to Medicare or Medicaid assessed after the Closing Date on account of cost report settlements and other recoupments and chargebacks with respect to Seller’s operation of the Facilities prior to the Closing Date. Subject to the terms and conditions of the Post-Closing Escrow Agreement, undisbursed amounts from the Post-Closing Escrow Deposit shall be released to Seller on the date that is twenty-four (24) months following the date of Closing.

12.11 Removal of Personal Property Liens. Seller will have removed (or will have sufficient payoff or other documents to remove such liens at Closing) all personal Property liens which are related to the Facilities and the Facilities at Closing will be free and clear of all liens, claims and encumbrances other than Permitted Exceptions.

12.12 Tail Coverage. To the extent that Seller’s commercial general liability insurance policy or its professional liability insurance policy is issued on a claims made basis, then Seller shall deliver to Buyer on or before the Closing, at Seller’s sole cost and expense, evidence of insurance tail policies (a “Tail Policy”) covering the Facilities that (i) cover incurred but unreported claims that would be covered under Seller’s current commercial general liability insurance policies and current professional liability insurance policies, (ii) cover the period from the Closing through the third (3rd) anniversary of the Closing, and (iii) are consistent, both in terms of coverage and limits, with Seller’s current general liability and professional liability insurance policies. Concurrently with the Closing, Seller shall pay (or cause to be paid) all premiums for the Tail Policy and such coverage shall commence to be in full force and effect as of the Closing Date and shall name Buyer and Buyer’s Operator as additional insureds. On or before the date that is ten (10) business days following the Effective Date, Seller shall cause to be delivered to Buyer Seller’s current general liability, professional liability, and casualty certificates of insurance with respect to the Facilities and the operations conducted therein, together with the loss history for the three (3) year period prior to the Closing Date. Seller hereby represents and warrants that Seller’s current general liability, professional liability, and casualty insurance coverages are as described in the certificates of insurance delivered pursuant to the foregoing sentence. The foregoing representation and warranty shall be accurate as of the Closing.

12.13 Title Insurance Policy. Title Company will be prepared to issue the (i) Texas Form T-l Owners Title Insurance Policy for each of the Facilities as of the Closing Date, with coverage in the amount of the allocable portion of the Purchase Price for the Facilities, insuring Buyer as owner of the Facilities subject only to the Permitted Exceptions, and (ii) Texas Form T-2 Lender’s Title Insurance Policy for the Facilities as of the Closing Date, with coverage in the amount of the Purchase Price insuring the lien of Buyer’s Lender (“Lender”) against the Facilities subject only to the Permitted Exceptions and such other exceptions as may be approved by Lender, and with such endorsements available in Texas as may be required by Lender.

12.14 [Reserved].

12.15 Leases and Contracts. Seller will have provided Buyer with written evidence of termination, as of the Closing Date or such other date as is provided in Section 8.5, of all Leases and Contracts disapproved or deemed disapproved by Buyer pursuant to Section 8.5 herein.

12.16 Simultaneous Closing. Seller shall be in a position to, and shall, close on the sale of all of the Facilities simultaneously on the Closing Date.

12.17 Operations Transfer Agreement, Interim Management Agreement and Interim Sublease.

(a) During the Due Diligence Period, Operators and Buyer’s Operator at each of the Facilities shall have agreed upon a form of operations transfer agreement for each Facility, the form and content of which is subject to Buyer’s approval (the “Operations Transfer Agreement”). The Operations Transfer Agreement, for each Facility, shall commence at the Closing.

(b) The Operations Transfer Agreement shall also provide that certain of the assets identified in Section 1 above may be, at Seller’s direction, transferred directly from Seller and its Operators to Buyer or Buyer’s Operators by separate Bill of Sale and Assignment in form and substance reasonably acceptable to Seller, Buyer and Buyer’s Operator (the “Operator-to-Operator Assignments”) so long as those assignments are effective as of the Closing Date. The agreed-upon form thereof shall be included as an exhibit to the Operations Transfer Agreement.

(c) At Closing, Buyer intends on entering into a Master Lease pursuant to which Buyer will lease the Facilities to Buyer’s Operator. During the Due Diligence Period, the parties shall agree to a form of short term lease agreement in which Buyer’s Operator subleases each Facility to its current operator (individually and collectively, the “Interim Sublease”). The Interim Sublease will be executed at Closing and will terminate upon the issuance of the applicable license to Buyer’s Operator.

(d) In conjunction with the Interim Sublease, and concurrent with the Closing, the licensed Operator and Buyer’s Operator (or its designee) of each of the Facilities shall have entered into, a management agreement (the “Interim Management Agreement”) for each Facility under which the licensed Operators will permit, at no expense to Seller or the Operators, the Buyer’s Operator (and/or its designee) for each Facility to operate (or manage the day-to-day operations at) such Facility under the Operator’s existing license, pending Buyer’s Operator’s receipt of its own license. During the Due Diligence Period, Buyer and Seller shall agree on the form of Interim Management Agreement. When agreed upon by Buyer and Seller, the form Interim Management Agreement shall be attached hereto as Exhibit I. The term of each Interim Management Agreement (the “Interim Management Period”) shall commence as of the Closing Date. During the Interim Management Period at each Facility the Buyer’s Operator shall be fully responsible for all post-transfer costs and liabilities, and entitled to all post-transfer revenues, generated at such Facility, and shall indemnify, defend and hold harmless Seller and Operators for, from and against any and all loss, cost, liability and expense incurred in the operation of the Facility during such period. The Interim Management Period and the Interim Sublease, at each Facility, shall end when, and each Operator shall maintain its licensure for its Facility in force until, Buyer’s Operator’s CHOW is processed by DADS and the new license for that Facility has been issued and received.

13. Conditions to Seller’s Obligations. All obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing Date, of each of the following conditions. Any one (1) or more of such conditions may be waived by Seller in writing.

13.1 Buyer’s Representations. Warranties and Covenants. Buyer’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein will be true at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made.

13.2 Buyer’s Performance. Buyer will have performed its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

13.3 Absence of Litigation. No action or proceeding will have been instituted, threatened or, in the reasonable opinion of Seller, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of the Facilities, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect the Facilities or the business or prospects of the Facilities.

13.4 No Actions. There will be no action pending or recommended by the appropriate state or federal agency to revoke, withdraw or suspend any license to operate the Facilities or the certification of the Facilities, or any action of any other type with regard to licensure or certification or with respect to Medicare and Medicaid provider billing agreements necessary to operate the Facilities.

TERMINATION; DEFAULTS

14. Termination; Default

14.1 Termination for Failure of Condition. Either party may terminate this Agreement for non-satisfaction or failure of a material condition to the obligation of such party to consummate the transaction contemplated by this Agreement (including, without limitation, Buyer’s election to disapprove the condition of the title or Surveys pursuant to Section 15 herein), unless such matter has been satisfied or waived by the date specified in this Agreement or by the Closing Date (as same may be extended by the parties to allow the parties to satisfy or waive conditions to close in the manner provided in this Agreement). In the event of such a termination, Escrow Agent will promptly return (i) to Buyer, all funds of Buyer in its possession, including the Deposit, and all interest accrued thereon, and (ii) to Seller and Buyer, all documents deposited by them respectively, which are then held by Escrow Agent. Thereafter, neither party will have any continuing obligation nor liability to the other party except for any such matters that expressly survive the Closing or termination of this Agreement, as provided herein. The provisions of this Section 14.1 are intended to apply only in the event of a failure of condition, as set forth herein, which is not the result of a default by either party, and will not apply in the event the non-terminating party is in default of its obligations under this Agreement.

14.2 Termination for Default.

(a) If Buyer fails to consummate the Closing as a result of a default by Buyer under this Agreement that is not cured within five (5) business days of specific written notice from Seller, Seller may, as its sole and exclusive remedy, terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon (A) Escrow Agent will promptly release to Seller the applicable portion of the Deposit, and all interest accrued thereon, (B) Escrow Agent will return to Buyer and Seller all documents deposited by them respectively, which are then held by Escrow Agent, (C) the parties will be released and relieved of all obligations to each other under this Agreement, except for provisions that expressly survive termination as provided herein, (D) Buyer will return to Seller all documents received by it during the course of its Due Diligence and (E) Buyer will have no further right to purchase the Property or legal or equitable claims against Seller (except for any breach by Seller of provisions that survive termination) and/or the Property. Buyer will have no liability to Seller under any circumstances for any speculative, consequential or punitive damages and including, without limitation, lost profits. Without limiting the other provisions of this Agreement, Buyer acknowledges that the provisions of this Subsection are a material part of the consideration being given to Seller for entering into this Agreement and that neither Seller nor Buyer would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection will survive any termination of this Agreement. The parties acknowledge and agree that Seller’s actual damages as a result of Buyer’s default would be difficult or impossible to ascertain and that the deliveries and payments provided for herein constitute reasonable compensation for its actual damages. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 14.2(a) and by their initials below agree to be bound by its terms.

/s/ WEC /s/ DM	/s/ WW
Seller’s Initials	Buyer’s Initials

(b) If Seller fails to consummate the Closing as a result of a default by Seller under this Agreement that is not cured within five (5) business days of specific written notice from Buyer, Buyer may, as its sole and exclusive alternative remedies, either (i) terminate this Agreement by giving written notice of termination to Seller and Escrow Agent, whereupon (A) Escrow Agent will promptly release to Buyer the applicable portion of the Deposit, and all interest accrued thereon, (B) Escrow Agent will return to Buyer and Seller all documents deposited by them respectively, which are then held by Escrow Agent, (C) the parties will be released and relieved of all obligations to each other under this Agreement, except for provisions that expressly survive termination as provided herein, (D) Buyer will return to Seller all documents received by it during the course of its Due Diligence, and (E) Buyer will have no further right to purchase the Property or legal or equitable claims against Seller (except for any breach by Seller of provisions that survive termination) and/or the Property, or (ii) Buyer may pursue specific performance of Seller’s obligation to perform its obligations under this Agreement. Seller will have no liability to Buyer under any circumstances for any speculative, consequential or punitive damages. Without limiting the other provisions of this Agreement, Seller acknowledges that the provisions of this Subsection are a material part of the consideration being given to Buyer for entering into this Agreement and that Buyer would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection will survive any termination of this Agreement. With respect to any action by Buyer against Seller or by Seller against Buyer commenced after the Closing Date, Buyer and Seller expressly waive any right to any speculative, consequential, punitive or special damages including, without limitation, lost profits. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 14.2(b) and by their initials below agree to be bound by its terms.

/s/ WEC /s/ DM	/s/ WW
Seller’s Initials	Buyer’s Initials

14.3 General.

(a) Upon any termination of this Agreement, Buyer will return to Seller all of the Due Diligence Items received by Buyer from Seller; and

(b) In the event a party elects to terminate this Agreement such party will deliver a notice of termination to the other party.

SURVEYS AND TITLE COMMITMENTS

15. Title Commitment and Survey

15.1 Immediately upon execution and delivery of this Agreement, Seller will order, and within ten days (10) after the Effective Date will deliver to Buyer, the title commitments (“Title Commitments”) covering the Real Property and the Facilities dated after the Effective Date of this Agreement, together with legible copies of any and all instruments referred to in the Title Commitments as constituting exceptions to title of the Real Property and will deliver all such documents to Buyer along with all other Due Diligence Items.

15.2 Seller will deliver to Buyer, within five (5) business days following the Effective Date, a copy of the existing Property surveys, if any, in Seller’s possession for the Facilities (“Surveys”). If required by Buyer or desired by Buyer’s lender, Buyer will be responsible for obtaining an update of the Surveys or new Surveys, at Buyer’s sole cost. On or before fifteen (15) business days before the expiration of the Due Diligence Period, Buyer will notify Seller and the Title Company (“Buyer’s Title Notice”) of any objections which Buyer may have to the Title Commitments and/or Surveys. If Buyer objects to any matters in its sole and absolute discretion (other than the Permitted Exceptions, as defined herein) which, in Buyer’s determination, might adversely affect Buyer’s title or the ability of Buyer’s Operator to operate the

Facilities, Seller will use its reasonable business efforts to cure the same, but will not be obligated to cure matters other than to obtain the release (at Closing) of the existing mortgage and other monetary liens caused by Seller which may be released by payment of the mortgage payoff or lien amount from Seller’s Closing proceeds (collectively, “Monetary Liens”). If Seller delivers written notice to Buyer (“Seller’s Title Notice”), which shall be delivered within ten (10) days after delivery of Buyer’s Title Notice (but in no event later than the fifth (5th) business day prior to the expiration of the Due Diligence Period), that Seller is unable or unwilling to cure such objections, or if, for any reason, Seller is unable to convey title in accordance with the requirements of this Agreement, Buyer will have an additional period of three (3) business days following its receipt of Seller’s Title Notice in which to deliver written notice to Seller (“Buyer’s Second Title Notice”) either (i) to waive such objections (in which event the items objected to and uncured will be deemed Permitted Exceptions) and to accept such title in the condition that Seller is able to convey, or (ii) terminate this Agreement by written notice to Seller in accordance with Section 14 herein. Failure of Buyer to deliver Buyer’s Second Title Notice will be deemed to constitute Buyer’s disapproval of the state of title hereunder, whereupon Escrow Agent will promptly return (A) to Buyer, all funds of Buyer in its possession, including the applicable portion of the Deposit and all interest accrued thereon, and (B) to Seller and Buyer, all documents deposited by them, respectively, which are then held by Escrow Agent. Thereafter, neither party will have any continuing obligation nor liability to the other party except for any such matters that expressly survive the Closing or termination of this Agreement, as provided herein. The provisions of this Section 15.2 are intended to apply only in the event of a failure of the condition of title, as set forth herein, which is not the result of a default by either party, and will not apply in the event the non-terminating party is in default of its obligations under this Agreement.

COOPERATION

16. Following the execution of this Agreement, Buyer and Seller agree that if any event should occur, either within or without the knowledge or control of Buyer or Seller, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transaction contemplated by this Agreement, each such party will use commercially reasonable efforts to cure or to cause the cure of the same as expeditiously as possible. In addition, each party will cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to, any applications, requests, or actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party or to accomplish the transaction contemplated by this Agreement. In addition, (i) in order to facilitate an orderly and timely transition of operations and licensure from Operators to Buyer’s Operators following Closing, and (ii) to the extent permitted by law and the Rules of Ethics of the State of Texas Bar, and (iii) subject to the consent and acceptance thereof by Seller’s counsel, Buyer and Seller will mutually agree to waive all conflicts and permit Jennifer Rogers of Glenn Rogers, PLLC to represent Buyer and

Buyer’s Operators. Buyer agrees that Ms. Rogers would only be engaged with respect to regulatory and licensing matters in connection with the transactions contemplated by this Agreement, and Buyer will employ separate real estate counsel and/or in-house counsel for all other purposes.

INDEMNIFICATION

17. Indemnification Provisions.

17.1 Seller’s Indemnity. Seller hereby agrees to indemnify, protect, defend and hold harmless Buyer and Buyer’s Operator and their respective officers, directors, members, shareholders, tenants, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which any of them may suffer as a result of: (i) any breach of or inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Seller contained in this Agreement or in any certificate or document delivered by Seller or its agents pursuant to any of the provisions of this Agreement, unless Seller cures such matter in the manner provided in Section 8.22 herein or (ii) the failure to discharge any federal, state or local tax liability, or to pay any other assessments, recoupments, claims, fines, penalties or other amounts or liabilities accrued or payable with respect to any activities of Seller prior to the Closing Date (whether brought before or after the Closing Date), or (iii) any obligation which is expressly the responsibility of Seller or Operators under this Agreement, or (iv) any amounts required to cure citations and/or violations issued by any state or federal health or human services authority on the Facilities relating to any period prior to the Closing Date (whether brought before or after the Closing Dates), or (v) any claim by any employee of Seller relating to any period of employment prior to the Closing Date (whether brought before or after the Closing Date), or (vi) the existence against the Real Property of any mechanic’s or materialmen’s claims relating to work performed prior to Closing and not related to any action of Buyer or Buyer’s Consultants, or (vii) any successor liability obligations to Medicare, Medicaid, HMO or any other third party payor program, or any recoupment, fine, or penalty required to be paid to such parties as a result of the operation of the Facilities prior to the Closing Date by Seller or Operators, or (viii) any other cost, claim or liability arising out of or relating to events or Seller’s ownership, operation or use of the Facilities prior to the Closing Date. Any amount due under the aforesaid indemnity will be due and payable by Seller within thirty (30) days after demand thereof. Seller will have the right to contest any such claims, liabilities or obligations as provided herein.

17.2 Buyer’s Indemnity. Buyer hereby agrees to indemnify, protect, defend and hold harmless Seller and its officers, directors, members, and tenants harmless from and against any and all third party claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of: (i) any breach of or inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Buyer contained in this Agreement or in any certificate or document delivered by Buyer pursuant to any of the provisions of this Agreement, unless Buyer cures such matter in the manner provided in Section 8.22 herein, (ii) the failure to discharge any federal, state, or local tax liability, or to pay monetary liens or other assessments, recoupments, claims, fines, penalties, or other amounts or liabilities accrued or payable with respect to any activities of Buyer following the Closing Date, or (iii) the existence against the Real Property of any mechanic’s or materialmen’s claims arising from actions of Buyer or Buyer’s Consultants prior to the Closing, or (iv) any obligation which is expressly the responsibility of Buyer under this Agreement, or (v) any amounts required to cure citation violations issued by any state or federal health or human services authority on the Facilities relating to any period following the Closing Date (but only to the extent such matters are not primarily attributable to the activities of Seller prior to the Closing Date), or (vi) any claim by any employee of Buyer relating to any period of employment following the Closing Date (but only to the extent such matters are not primarily attributable to the activities of Seller prior to the Closing Date), or (vii) the existence against the Real Property of any mechanic’s or materialmen’s claims (but only to the extent such matters are not primarily attributable to the activities of Seller prior to the Closing Date), or (viii) any other cost, claim or liability arising out of or relating to events or Buyer’s ownership, operation or use of the Facilities following the Closing Date. Any amount due under the aforesaid indemnity will be due and payable by such Buyer within thirty (30) days after demand therefor. Buyer will have the right to contest any such claims, liabilities or obligations as provided herein or any other cost, claim or liability arising out of or relating to events or Buyer’s ownership, operation or use of the Facilities after the Closing Date.

17.3 General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim will arise for indemnification hereunder, the Indemnifying Party will promptly notify the party from whom indemnification is sought (the “Indemnitor”) of the claim, and the facts constituting the basis for such claim (the “Indemnification Claim”). Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

17.4 Defense of Claims.

(a) An Indemnitor will have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party, if (i) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(b) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 17.4, then (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any order with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not consent to the entry of any order with respect to the Indemnification Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its consent with respect to any finding or admission (A) of any breach of any law, order or permit, (B) of any violation of the rights of any person, or (C) which Indemnified Party believes could have a material adverse effect on any other actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party.

17.5 Insurance Proceeds. In determining the amount of damages for which either party is entitled to assert an Indemnification Claim, the amount of any such claims or damages will be determined after deducting therefrom the amount of any insurance coverage or proceeds or other third party recoveries received by such other party in respect of such damages. If an indemnification payment is received by the Indemnified Party in respect of any damages and the Indemnified Party later receives insurance proceeds or other third party recoveries in respect of such damages, the Indemnifying Party will immediately pay to the Indemnified Party a sum equal to the lesser of the actual amount of net insurance proceeds or other third party recoveries (remaining after recovery costs and expenses) or the actual amount of the indemnification payment previously paid by or on behalf of the Indemnified Party.

17.6 Indemnification if Negligence; No Waiver of Rights or Remedies.

UNLESS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION PROVIDED IN THIS SECTION 17 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT, OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN. THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS. Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing or other termination of this Agreement, will not be deemed waived by such Indemnified Party’s consummation of the Closing of the sale transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to Indemnitor), whether before or after the Closing Date.

NOTICES

18. Any notice, request for consent or approval, election or other communication provided for or required by this Agreement will be in writing and will be delivered by hand, by air courier service, postage prepaid, fax transmission or electronic transmission followed by delivery of the hard copy of such communication by air courier service or mail as aforesaid, addressed to the person to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the such party’s last known address. Any notices given as set forth herein will be deemed to be received on the earlier of actual receipt or three (3) business days after being sent. Until receipt of written notice to the contrary, the parties’ addresses for notices will be:

	To Buyer:	CTR Partnership, L.P.
c/o CareTrust REIT, Inc.
905 Calle Amanacer, Suite 300
San Clemente, CA 92673
Attention: Greg Stapley & Josh McLane
	Phone:	(949) 542-3130
	Email:	gstapley@caretrustreit.com
jmclane@caretrustreit.com

	With a copy to:	Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
Attention: James B. Callister

Seller:

	To PropCo Seller:	NTF Realty, Inc.
4809 Cole Avenue, Suite 347
Dallas, TX 75248
Attention: Ed Campbell
Phone: (214) 521-9293
Fax: (214) 521-6890
Email: ecampbell@scc-texas.com

	To OpCo Seller:	Foursquare Healthcare, Ltd.
1413 East I-30, Suite 7
Garland, TX 75043
Attention: Don Miller and Shane Lewis
Phone: 972-303-7500
Fax: 972-303-9990
Email: dmiller@foursquarehealthcare.com
slewis@foursquarehealthcare.com

	With a copy to:	Randall M. Glenn
Glenn Rogers, PLLC
11610 Bee Caves Road, Suite 220
Austin, Texas 78738
rglenn@glennrogerslaw.com

SOLE AGREEMENT

19. This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings representations and statement, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

ADVISORS

20. Buyer shall pay a brokerage fee to Springfield Consulting Services, LLC (“Buyer’s Advisor”) through Escrow at closing, equal to one three-quarters of a percent (0.75%) of the Purchase Price. Other than Buyer’s Advisor and such brokerage fee, neither Seller nor Buyer has dealt with any broker or finder in connection with the transactions contemplated hereby. Each party represents and warrants to the other party that it has not dealt with any other broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Each party agrees to indemnify, protect, defend, protect and hold the other party harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from such indemnifying party’s breach of the foregoing representation. The provisions of this Section 20 will survive the Closing or earlier termination of this Agreement for a period of twelve (12) months.

ASSIGNMENT; SUCCESSORS

21. Neither party will assign this Agreement without the prior written consent of the other: provided however, Buyer may assign all of Buyer’s rights, title and interest in the Agreement to one or more entities owned (including a joint venture), controlled by or under common control with Buyer without Seller’s consent. Upon any such assignment, any deposits made by Buyer will become the deposits of the assignee. Subject to the limitations on assignment set forth above, all the terms of this Agreement will be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and assigns of the parties hereto. Notwithstanding the foregoing, in the event of such assignment Buyer shall not be relieved of its obligations under this Agreement.

SEVERABILITY

22. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby and each such provision will be valid and remain in full force and effect.

RISK OF LOSS

23. Until the Closing Date, Seller will bear the risk of loss for the Facilities. The Buyer will bear the risk of loss of the Facilities from and after the Closing Date.

HOLIDAYS

24. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery will be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Texas for observance thereof.

COUNTERPARTS

25. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which together will be deemed to constitute one and the same instrument. Facsimile signature pages or electronically transmitted signature pages will constitute original counterparts for all purposes.

COVENANT NOT TO COMPETE; NON-SOLICITATION OF PATIENTS

26. In part consideration for Buyer’s purchase of the Facilities, for a period of three (3) years following the Closing and within the lesser of (i) ten (10) miles of the Facilities or (ii) up to the county line (“Territory”), Seller agrees not to compete with Buyer in developing, owning, managing, operating or consulting with respect to any skilled nursing, assisted living or other long term care senior care facility. And, for a period of two (2) years, Seller agrees not to solicit the transfer of patients or residents of the Facilities to any multi-family residential communities (i.e., more than four (4) units) providing “age restricted,” “adult congregate care,” “assisted living,” “independent living,” “skilled nursing,” nursing home services, or similar services for senior residents which is owned, managed, leased or operated by any entity owned and/or controlled by Seller. Seller agrees to execute that certain Covenant Not to Compete attached hereto as Exhibit G. Nothing herein shall preclude any Seller from acting purely as a construction contractor (without any direct or indirect ownership interest and without a profit interest in any way) for any third party developing any multi-family residential communities for senior residents in the Territory In addition, Buyer will not unreasonably withhold its consent to any request by a Seller to operate any such facility currently owned by it in the Territory and leased to a third party operator, if the operator’s lease is terminated due to a default by the operator.

EXHIBITS AND SCHEDULES

27. To the extent that one or more Exhibits or Schedules are not attached to this Agreement at the time this Agreement is executed, Seller and Buyer agree that this Agreement is not rendered unenforceable by reason of such fact. Seller will provide such Exhibits to Buyer during the Due Diligence Period as promptly as possible in order to allow the parties to agree upon such Exhibits and Schedules and to afford Buyer adequate time in which to complete its due diligence review prior to the expiration of the Due Diligence Period.

PREVAILING PARTY; COSTS

28. Prevailing Party. Subject to the limitations as otherwise set forth in this Agreement, if an action will be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party will be entitled to recover from the other party, as part of the prevailing party’s costs, reasonable attorney’s fees, the amount of which will be fixed by the court and will be made a part of any judgment rendered.

29. Costs and Expenses. Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the costs and expenses of all attorneys, engineers, brokers and agents employed by such party.

TIME IS OF THE ESSENCE

30. Time is of the essence of this Agreement.

GOVERNING LAW

31. This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

SURVIVAL

32. The provisions of certain Sections of this Agreement will survive the Closing for the time periods set forth therein.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by parties legally entitled to do so as of the day and year first set forth above.

SELLERS:

OPERATORS:

SCC Partners, Inc., a Texas corporation

By:	/s/ Don E. Miller
Name:	Don E. Miller
Title:	President

Senior Care Resources, Inc., a Texas corporation

By:	/s/ Don E. Miller
Name:	Don E. Miller
Title:	President

FEE OWNERS:

BP NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

Decatur NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

Royse City NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

Lakeside NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

BUYER:

CTR Partnership, L.P.
a Delaware limited partnership

By: CareTrust GP, LLC a Delaware limited liability company
Its General Partner

By: CareTrust REIT, Inc. a Maryland corporation
Its Sole Member

By:	/s/ William Wagner
Name:	William Wagner
Title:	Chief Financial Officer